UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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The St. Paul Travelers Companies, Inc.
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THE ST. PAUL TRAVELERS COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (651) 310-7911

March 28, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 3, 2005, at 10:00 a.m. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

At the meeting, shareholders will vote on the election of directors and the ratification of the selection of the independent registered public accounting firm.  All of the reasons supporting the election of directors and the ratification of the independent registered public accounting firm are set forth in the Proxy Statement.

Your Board of Directors urges you to vote FOR the election of directors and the ratification of the independent registered public accounting firm.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on these three different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy now whether or not you plan to attend the meeting.

Sincerely,

Robert I. Lipp Chairman	Jay S. Fishman Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Travelers Companies, Inc. will be held on Tuesday, May 3, 2005, at 10:00 a.m. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, Minnesota 55102, for the following purposes:

1.                To elect a Board of 13 directors.

2.                To ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the 2005 fiscal year (the “Accounting Firm Proposal”).

3.                To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 11, 2005 will be entitled to notice of, and to vote at, the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

You will need an admission ticket or proof of ownership of St. Paul Travelers common stock and a photo I.D. to enter the Annual Meeting. If you are a shareholder of record, you will find an admission ticket attached to the enclosed proxy form. If you plan to attend the Annual Meeting, please so indicate when you vote and bring the ticket and a photo I.D. to the meeting. If your shares are held in the name of a broker, bank or other holder of record, your admission ticket is the left side of your proxy form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the Annual Meeting. Your recent brokerage statement or letter from your bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a St. Paul Travelers shareholder.

PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. INSTRUCTIONS ON THESE THREE DIFFERENT WAYS TO VOTE BY PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Bruce A. Backberg Corporate Secretary

March 28, 2005

PROXY STATEMENT

THE ST. PAUL TRAVELERS COMPANIES, INC.
385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of The St. Paul Travelers Companies, Inc. (the “Company”) beginning on or about March 28, 2005. These materials are being furnished to shareholders in connection with the solicitation, on behalf of the Board of Directors of the Company (the “Board”), of proxies for use at the Annual Meeting of Shareholders to be held on May 3, 2005 (the “Annual Meeting”), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time prior to the Annual Meeting by giving written notice to the Corporate Secretary or other officer of the Company, or by delivering a duly executed and presented proxy bearing a later date. Shareholders who attend the Annual Meeting and desire to vote in person may revoke any previously submitted proxy, but attendance at the Annual Meeting itself will not constitute a revocation of a previously submitted proxy.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies personally or by telephone, facsimile or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Morrow & Co., Inc., New York, NY, has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $14,000, plus reimbursement of out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting has been established as the close of business on March 11, 2005. As of that date there were 673,504,493 shares of common stock and 547,599 shares of Series B convertible preferred stock outstanding. The holders of common stock and Series B convertible preferred stock vote as one class on all matters at the Annual Meeting. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes.

Under Minnesota law and the Company’s bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy abstains on a particular proposal or whether a broker with discretionary authority is unable to exercise such authority with respect to a particular proposal (a “broker non-vote”).

Directors are elected by a plurality of the votes present and entitled to vote for the election of directors. The approval of the Accounting Firm Proposal or other business that may properly come before the Annual Meeting requires the affirmative vote of the holders of the greater of (1) a majority of the votes present and entitled to vote on the proposal and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting. An abstention with regard to the Accounting Firm Proposal or other matter will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal. A broker non-vote with respect to the Accounting Firm Proposal or other matter is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved and, therefore, generally will have no effect in determining whether the proposal has been approved.

On April 1, 2004, Travelers Property Casualty Corp. (“Travelers”) merged (the “Merger”) with a subsidiary of The St. Paul Companies, Inc. (“St. Paul”), as a result of which Travelers became a wholly-owned subsidiary of St. Paul, now known as The St. Paul Travelers Companies, Inc. The  Annual Meeting will be the second annual shareholders meeting of the combined company.

ITEM 1—ELECTION OF DIRECTORS

There are currently 23 members of the Board, composed of 11 persons who served as directors of St. Paul prior to the Merger and 12 persons who served as directors of Travelers prior to the Merger. In connection with the Merger, the Company’s bylaws were amended to, among other things, require the governance committee of the Board to undertake a complete review of the Company’s governance standards and policies and make a comprehensive governance recommendation to the Board by January 1, 2006. The Company’s bylaws also provide that the governance committee has the exclusive delegated authority of the Board to nominate persons for election to the Board.

After the Merger, the governance committee commenced its review of the Company’s governance and, as part of that review, in December 2004, unanimously recommended to the Board that the Board’s size be reduced. Subsequently, the Board unanimously adopted the governance committee’s recommendation. The governance committee and the Board believe that a smaller board is in the Company’s and the Board’s best interests because, among other things, a smaller board will function much more efficiently. The governance committee developed and completed a process which included input from all 23 directors to determine the optimal size of the Board and which directors should be nominated so as to develop a board with an appropriate mix of skill sets and core competencies.

Following those deliberations, on January 25, 2005, the governance committee unanimously nominated the 13 directors listed below for re-election to the Board at the Annual Meeting. Accordingly, the following directors will be retiring from the Board at the Annual Meeting: Howard P. Berkowitz, Kenneth J. Bialkin, Carolyn H. Byrd, Meryl D. Hartzband, William H. Kling, James A. Lawrence, Jeffrey M. Peek, Nancy A. Roseman, Gordon M. Sprenger and Frank J. Tasco (the “Retiring Directors”). The Company thanks each of the Retiring Directors for their counsel and contributions to the Company and, prior to the Merger, for their respective service to St. Paul and Travelers.

The directors elected at the Annual Meeting will hold office until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form (the “proxy holders”) intend to vote the proxies held by them for the election of the 13 nominees named below. The proxies cannot be voted for more than 13 candidates for director. However, if any of the 13 nominees has ceased being a candidate for election at the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxy holders in accordance with the recommendation of the governance committee.

Nominees for Election as Directors

Name	Age	Present Principal Occupation(a)	Director Since	Other Public Corporation Directorships
John H. Dasburg	62	Chairman and Chief Executive Officer, ASTAR Air Cargo, Inc. (air freight service company)	2-2-94	Winn-Dixie Stores, Inc.; WCI Communities, Inc.
Leslie B. Disharoon	72	Retired Chairman and President, Monumental Corporation (insurance holding company)	4-1-04(b)	None
Janet M. Dolan	55	Chief Executive Officer and President, Tennant Company (manufacturer of nonresidential floor maintenance equipment and products)	5-1-01	Tennant Company; Donaldson Company, Inc.

Kenneth M. Duberstein	60	Chairman and Chief Executive Officer, The Duberstein Group, Inc. (strategic advisory and consulting firm)	5-5-98	The Boeing Company; ConocoPhillips; Fannie Mae
Jay S. Fishman	52	Chief Executive Officer and President, The St. Paul Travelers Companies, Inc.	10-10-01	Nuveen Investments, Inc.; Platinum Underwriters Holdings, Ltd.
Lawrence G. Graev	60	Chief Executive Officer and President, The GlenRock Group, LLC (merchant banking firm); Of Counsel, King & Spalding LLP (law firm)	5-7-02	None
Thomas R. Hodgson	63	Retired President and Chief Operating Officer, Abbott Laboratories (global diversified health care company)	8-11-97	Idenix Pharmaceuticals; Intermune, Inc.
Robert I. Lipp	66	Chairman, The St. Paul Travelers Companies, Inc.	4-1-04(b)	Accenture Ltd; JPMorgan Chase & Co.
Blythe J. McGarvie	48	President, Leadership for International Finance, LLC (private business consulting firm)	4-1-04(b)	Accenture Ltd; Lafarge North America Inc.; The Pepsi Bottling Group, Inc.
Glen D. Nelson, M.D.	67	Retired Vice Chairman, Medtronic, Inc. (manufacturer of biomedical devices)	5-5-92	Angiotech Pharmaceuticals, Inc.
Clarence Otis, Jr.	48	Chief Executive Officer, Darden Restaurants, Inc. (restaurant company)	4-1-04(b)	Darden Restaurants, Inc.;VF Corporation
Charles W. Scharf	39	Chief Executive Officer, Retail Division, JPMorgan Chase & Co. (banking and financial services)	4-1-04(b)	None
Laurie J. Thomsen	47	Retired General Partner, Prism Venture Partners (venture capital)	4-1-04(b)	MFS Mutual Funds

(a)                 Principal employment of nominees in the past five years. Effective March 31, 2001, Mr. Dasburg resigned from the offices of Chief Executive Officer and President of Northwest Airlines, Inc., after serving in those roles for 12 years. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003, and as Chairman of Burger King from April 2001 to March 2003. Mr. Dasburg assumed his current responsibilities in April 2003. Prior to assuming her current duties as Chief Executive Officer and President of Tennant Company in April 1999, Ms. Dolan served in a number of senior executive positions with Tennant Company since joining it in 1986. Prior to assuming his current responsibilities on April 1, 2004, Mr. Fishman was Chairman,

Chief Executive Officer and President of The St. Paul Companies, Inc. Prior to October 11, 2001, Mr. Fishman served as Chief Executive Officer and President of Travelers Insurance Group Holdings, Inc. (“TIGHI”) since 1998 and served as its Chairman from March 2000 to January 2001. He also served as Chief Operating Officer-Finance and Risk, of Citigroup Inc. (“Citigroup”). He held various executive positions with Citigroup and its predecessor since 1989 and with Travelers since 1993. Mr. Graev assumed his current position with The GlenRock Group, LLC in December 2000, and he has been Of Counsel to the law firm of King & Spalding LLP since June 2001. Prior to that time, Mr. Graev was a partner in the law firm of O’Sullivan Graev & Karabell, LLP from August 1973 until June 2001, and Chairman and Managing Partner of such law firm from January 1, 1977 until December 31, 1999. Mr. Lipp served as Chairman and Chief Executive Officer of Travelers from December 2001 to April 2004, Chairman of the Board of TIGHI from 1996 to March 2000 and from January 2001 to October 2001, and Chief Executive Officer and President of TIGHI from 1996 to 1998. Prior to assuming her current duties as President of Leadership for International Finance, Ms. McGarvie was the Executive Vice President and Chief Financial Officer at BIC Group from 1999 to 2002, and served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co., a food retailer, from 1994 to 1999. Dr. Nelson served as Vice Chairman of Medtronic for 14 years prior to his retirement in March 2002. Prior to assuming his current position on December 1, 2004, Mr. Otis held other executive positions at Darden Restaurants, Inc. Mr. Scharf was Chief Executive Officer, Retail Division at Bank One from May 2002 to July 2004, and the Chief Financial Officer/Executive Vice President at Bank One from June 2000 to May 2002; the Chief Financial Officer of the Corporate and Investment Bank at Citigroup from 1999 to 2000; and the Chief Financial Officer at Salomon Smith Barney from 1997 to 1999. Ms. Thomsen was a co-founding General Partner of Prism Venture Partners, from 1995 to 2000, and she continued as a retiring General Partner of that firm until June 1, 2004, when her active involvement with Prism Venture Partners ceased. All other nominees have been employed during the past five years as they presently are employed. None of the entities listed under “Other Public Corporation Directorships” is an affiliate of the Company, except Nuveen Investments, Inc., which is approximately 79% owned by the Company.  On June 25, 2004, the Company sold all 6,000,000 shares of its Platinum Underwriters Holding, Ltd. (“Platinum”) common stock. The Company continues to maintain certain relationships with Platinum, including the Company’s holding of an option to acquire additional common shares of Platinum pursuant to a cashless option agreement.

(b)                 Prior to becoming directors of the Company on April 1, 2004, the following individuals were directors of Travelers from the dates indicated until the Merger: Mr. Disharoon, since May 2002; Mr. Lipp, since December 2001; Ms. McGarvie, since July 2003; Mr. Otis, since September 2002; Mr. Scharf, since September 2002; and Ms. Thomsen, since September 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Board Compensation

The governance committee recommends to the full Board the amount and composition of Board compensation for non-employee directors (the “Director Compensation Program”). Directors who are Company employees (currently Messrs. Fishman and Lipp) are not compensated for their service on the Board. The governance committee reviews the importance and appropriateness of each of the components of the Director Compensation Program at least once every two years. The governance committee considers, among other things, the results of independent surveys, the director compensation programs of peer companies and the advice of a compensation consultant retained by the governance committee. The objectives of the governance committee are to compensate directors in a manner that closely aligns the interests of directors with shareholders and to attract and retain highly qualified directors with total pay at a level that will not call into question any director’s objectivity. The governance committee reports to the Board, which considers and approves the Director Compensation Program.

The Board has established a target for ownership of the Company’s common stock for each non-employee director at a value of four times the director’s annual retainer (currently $50,000 per year). Each new director will be asked to meet or exceed that $200,000 target within four years of his or her initial election to the Board.

Overview. The Director Compensation Program  provides non-employee directors with compensation comprised of a $50,000 annual retainer, an annual deferred stock award valued at $50,000 and an annual stock option award with a Black-Scholes (or similar) value of $40,000. Those two annual stock-based awards are granted immediately after the annual shareholders meeting to all non-employee directors elected to serve for the following year. Also, the chair of the audit committee is paid an additional $25,000 annually, audit committee vice chairs are each paid an additional $10,000 annually, the chair of the compensation committee is paid an additional $20,000 annually and the chair and co-chairs of the risk, governance and investment and capital markets committees are each paid an additional $15,000 annually. In addition, each non-employee director is entitled to reimbursement of up to $3,000 each year for expenses incurred for director education. Additional details on the elements of the Director Compensation Program are provided below.

Voluntary Director Elections. Directors may elect to have all or any portion of their annual retainer and any committee chair or co-chair fees paid in cash or in common stock or deferred through the Company’s Deferred Compensation Plan for Non-Employee Directors. Deferrals are notionally “invested” in deferred Company common stock units. Any director who elects to have any of his or her fees paid in common stock or credited to his or her Deferred Compensation Plan account as deferred stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the fair market value of the Company’s common stock on such date. The value of deferred stock units rises or falls as the price of Company common stock fluctuates in the market. Also, dividend equivalents on those units are “reinvested” in additional deferred stock units. Distributions are made in the form of shares of Company common stock on pre-designated dates, usually following termination of service as a director. Shares of common stock issued in payment of current or deferred fees are awarded under the Company’s 2004 Stock Incentive Plan, which has previously been approved by shareholders.

Deferred Stock Award. As of the date of each of the Company’s annual meetings of shareholders, each non-employee director will be awarded $50,000 of deferred common stock units, which will vest one year after the date of award. These awards are made under the Company’s 2004 Stock Incentive Plan. Dividend equivalents attributable to the deferred common stock units will be deemed “reinvested” in additional deferred common stock units. The accumulated deferred common stock units in a director’s account will be distributed in the form of shares of the Company’s common stock at the director’s election in a lump sum or annual installments beginning at least six months following termination of service as a director.

Stock Options. Non-qualified stock option grants with a Black-Scholes (or similar) value on the date of grant of $40,000 are made to each non-employee director under the Company’s 2004 Stock Incentive Plan as of the date of each of the Company’s annual meetings of shareholders. Such options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will become exercisable one year after the date of grant. These options will terminate 10 years after the date of grant, or any earlier time set by the compensation committee at the time of option grant. Special provisions apply in the case of the death of an optionee. In addition, prior to, upon or after a Change of Control of the Company, as defined in the Company’s 2004 Stock Incentive Plan, the compensation committee may in its discretion take certain actions with respect to options, including making certain adjustments to the options.

Legacy St. Paul Directors’ Compensation. Prior to the Merger, non-employee directors of St. Paul received compensation comprised of a $22,500 annual retainer, a $1,000 meeting fee in respect of each board and committee meeting attended, an annual stock option award of 6,000 shares of St. Paul common stock and participation in the Directors’ Charitable Award Program and the

Deferred Stock Plan for Non-Employee Directors under which an annual award of deferred stock units valued at $25,000 was made to each non-employee director. Also, non-employee directors who chaired a committee during that time received an annual fee of $4,000. Under the Charitable Award Program, each director was able to designate up to four tax-exempt charitable, educational, or other organizations to receive contributions from St. Paul over a period of ten years following the death of the director, in an aggregate amount of up to $1 million per director. All St. Paul directors became fully vested in this program on April 1, 2004, upon the consummation of the Merger. This program, which is funded by life insurance on the lives of former St. Paul directors, has been discontinued. However, the program will continue to be actively administered with respect to the vested interests of former St. Paul directors. All donations ultimately paid by the Company under this program should be deductible against Federal and other income taxes payable by the Company.

Legacy Travelers Directors’ Compensation. Prior to the Merger, non-employee directors of Travelers each received an annual retainer of $100,000, payable quarterly either 100% in Travelers common stock, or up to 50% in cash, with the remainder in Travelers common stock. Directors could defer receipt of their stock. The appointed lead director of the Travelers Board received an additional annual retainer of $25,000. In addition, while non-employee directors could receive grants of stock options, no options were granted in 2004 prior to the Merger.

Legacy Travelers Directors’ Options. In light of its recommendations regarding Board composition, the governance committee of the Board reviewed certain Board compensation matters relating to the Retiring Directors. The governance committee determined that the option exercise period for Retiring Directors differed between legacy St. Paul and Travelers directors’ option grants. Specifically, stock options granted to legacy St. Paul Retiring Directors would vest in full upon retirement from the Board and would be exercisable for up to the full ten-year option term, while stock options granted to legacy Travelers Retiring Directors would vest in full upon retirement from the Board but would be exercisable for only two years after retirement. To ensure that option exercise treatment be the same for legacy St. Paul and Travelers  directors, the governance committee and the Board unanimously approved amendments to the stock option grants of legacy Travelers directors (for those legacy Travelers directors who are Retiring Directors and those who are continuing on the Board) that extended the exercise period from two years after retirement from Board service to the tenth anniversary of the date on which the option was granted. The Company recorded a non-cash charge in connection with this amendment of less than $100,000.

Director Age Limit

The Company’s Governance Guidelines (“Governance Guidelines”) provide that each director who will be at least 72 years old on or before the date of the next annual shareholders’ meeting shall not stand for re-election at the subsequent annual meeting of the shareholders. The Board has waived this age limit with respect to Mr. Disharoon for one additional year to ensure continuity in the governance committee’s review of the Company’s governance standards and policies, in view of Mr. Disharoon’s role as co-chairman of the governance committee.

Corporate Governance

The governance committee and the full Board annually review the Governance Guidelines, which include the criteria for determining whether a director is independent from management and the Company. Each committee, including the governance committee, conducts an annual review of such committee’s charter. The Governance Guidelines, Code of Business Conduct and Ethics, committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on the Company’s website at www.stpaultravelers.com and in print to any shareholder who requests them.

Director Independence

Under the Company’s Governance Guidelines and New York Stock Exchange (“NYSE”) rules, the Board must have a majority of directors who meet the applicable NYSE criteria for independence. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence, which include that a director must not have a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of another organization that has a relationship with the Company.

The Board has established the guidelines set forth below to assist it in making independence determinations:

a.                 A director will not be independent if currently, or within the preceding three years: (i) the director is or was employed by the Company or any of its subsidiaries; (ii) an immediate family member (as defined in NYSE rules) of the director is or was employed by the Company or any of its subsidiaries as an executive officer; (iii) the director is or was employed by or affiliated with the Company’s present or former internal auditor or independent registered public accounting firm; (iv) an immediate family member of the director is or was employed in a professional capacity by, or affiliated with, the Company’s present or former internal auditor or independent registered public accounting firm; (v) the director is or was part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed such a director or an immediate family member of the director, as an executive officer; or (vi) the director or his or her immediate family member receives or received from the Company any compensation, fees or benefits in an amount greater than $100,000 during any 12 month period, other than (a) pursuant to standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Company.

b.                The following commercial relationships will be considered to be material relationships that would impair a director’s independence until three years after such relationships cease: a director is a current employee, or the director’s immediate family member is a current executive officer, of a company that does business with the Company and the payments to, or payments from, the Company are, in any single fiscal year, more than the greater of $1 million or 2% of the consolidated gross revenues of the other company, in each case measured by the last completed fiscal year of the other company. Any such commercial relationship involving payments of less than the greater of such amounts will be considered to be a relationship that does not impair independence.

c.                 The following charitable relationships will be considered to be material relationships that would impair a director’s independence until three years after such relationships cease: a director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceed 5% of that organization’s total annual operating expenses (the Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose). Any such charitable relationship not involving contributions exceeding the 5% test described above will be considered to be a relationship that does not impair independence.

The Board annually reviews all commercial and charitable relationships of directors.

Independence Determinations

Based upon the above independence guidelines, the Board has determined that all of the Company’s non-employee director nominees for election at the Annual Meeting are independent. Mr. Graev is Of Counsel at King & Spalding LLP, a law firm which provided legal services to the Company and Mr. Fishman during 2004. The Board considered that Mr. Graev has not personally been involved in any matter, directly or indirectly, in King & Spalding LLP’s representation of

Mr. Fishman or any member of Mr. Fishman’s immediate family since October of 2001. The Board also considered that Mr. Graev has not been involved in providing services to the Company since he became a director of St. Paul. Furthermore, as Of Counsel, Mr. Graev does not share in the profits of King & Spalding LLP and no portion of his compensation is dependent in any manner on his relationship with the Company. In view of the foregoing, the Board consequently determined that these relationships did not impair Mr. Graev’s independence. Messrs. Lipp and Fishman, who are executive officers of the Company, are not considered independent. Therefore, if all of the director nominees are reelected to the Board, approximately 85% of the directors on the Board will be independent. The Board previously determined that Mr. Bialkin, Mr. Berkowitz, Ms. Hartzband and Ms. Roseman (who are Retiring Directors), as well as Messrs. Fishman and Lipp, were not independent, and accordingly, approximately 74% of the directors on the Board, as currently composed, are independent.

Executive Sessions

Executive sessions, which are meetings of the non-employee members of the Board (including those who may not be independent), are regularly scheduled throughout the year. The co-chairpersons of the governance committee, currently Mr. Disharoon and Mr. Nelson, chair all executive sessions of the Board and serve as the focal point for discussions among non-employee directors. In addition, at least once a year, independent directors also meet in a private session that excludes management and non-employee directors who are not independent.  The audit, compensation and governance committees also meet in executive session from time to time.

Shareholder Communications

As described on the Company’s website at www.stpaultravelers.com, shareholders who wish to communicate with a member or members of the Board, including either co-chair of the governance committee, the non-employee directors as a group or the audit committee, may do so by addressing their correspondence as follows: if intended for the full Board, to the Chairman of the Board; if intended for one or more non-employee directors, to either co-chair of the governance committee; and if intended for the audit committee, to the chairman of the audit committee. All such correspondence should be sent to the following address: c/o Bruce A. Backberg, Corporate Secretary, The St. Paul Travelers Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102. The office of the Corporate Secretary will forward correspondence to the appropriate person or persons.

Board and Committee Meetings

During 2004, the Company’s Board met on 7 occasions. The audit committee met 19 times, the compensation committee met 6 times, the executive committee met once, the governance committee met 6 times, the investment and capital markets committee met 3 times and the risk committee met 4 times.

Attendance at Meetings

During 2004, other than Ms. McGarvie and Mr. Peek, each director of the Company attended 75 percent or more of the combined total meetings of the Board and respective committees of the Board on which the director served. The Company encourages all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, the Company regularly schedules a meeting of the Board on the same day as the annual meeting of shareholders. Twenty-two of the twenty-three Company directors were present at the 2004 annual meeting of the Company’s shareholders.

Board Committees

There are six standing committees of the Board: the audit committee, the executive committee, the investment and capital markets committee, the compensation committee, the governance committee and the risk committee. Current members of the individual committees are named below.

Audit	Executive	Investment and Capital Markets
F.J. Tasco (Chair)	R.I. Lipp (Co-Chair)	J.H. Dasburg (Chair)
B. McGarvie (Vice Chair)	J.S. Fishman (Co-Chair)	K.J. Bialkin
J.H. Dasburg (Vice Chair)	J.H. Dasburg	C.H. Byrd
C.H. Byrd	L.B. Disharoon	M.D. Hartzband
T.R. Hodgson	T.R. Hodgson	W.H. Kling
W.H. Kling	B. McGarvie	N.A. Roseman
C. Otis	G.D. Nelson	C.W. Scharf
L.J. Thomsen	F.J. Tasco	G.M. Sprenger

Compensation	Governance	Risk
L.B. Disharoon (Chair)	L.B. Disharoon (Co-Chair)	T.R. Hodgson (Chair)
K.M. Duberstein	G.D. Nelson (Co-Chair)	H.P. Berkowitz
L.G. Graev	J.M. Dolan	J.M. Dolan
B. McGarvie	K.M. Duberstein	M.D. Hartzband
G.D. Nelson	L.G. Graev	J.A. Lawrence
J.M. Peek	J.M. Peek	C.W. Scharf
	F.J. Tasco	G.M. Sprenger
	L.J. Thomsen	L.J. Thomsen

AUDIT COMMITTEE

The Board has adopted a written charter for the audit committee. All members of the committee are “independent,” as defined by the Company’s Governance Guidelines, the NYSE listing standards applicable to audit committees and the Board in general and Section 301 of the Sarbanes-Oxley Act of 2002.

The duties and responsibilities of the audit committee are contained in its charter and include the following:

•       Serve as an independent and objective body to assist the Board in its oversight of the Company’s financial reporting principles and policies and internal audit controls and procedures.

•       Review and appraise the activities of the independent registered public accounting firm.

•       Evaluate the independence of the independent registered public accounting firm.

•       Review and pre-approve the audit and non-audit services and proposed fees of the independent registered public accounting firm.

•       Review reports and other communications between management and the independent registered public accounting firm with respect to that firm’s  evaluation of the design or operation of internal controls.

•       Select the Company’s independent registered public accounting firm.

EXECUTIVE COMMITTEE

The Board has granted to the executive committee, subject to certain limitations, the broad responsibility of having and exercising the authority of the Board in the oversight of the business of the Company in the interval between meetings of the Board.

INVESTMENT AND CAPITAL MARKETS COMMITTEE

The investment and capital markets committee assists the Board in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures and through a review of such other fiscal matters as may be appropriate. The duties and responsibilities of the investment and capital markets committee are to review and monitor the following and make reports to the Board concerning these matters:

•       Financial policies of the Company relating to capital structure (including such matters as debt limits, dividend policy, dividend payments and the sale, repurchase or split of the Company’s equity securities).

•       Investment policies for the Company and designated subsidiaries and the investment performance thereof.

•       The Company’s capital needs and financing arrangements, the Company’s ability to access capital markets (including the Company’s debt ratings) and management’s financing plans.

•       The Company’s policies and procedures for investment risk management.

COMPENSATION COMMITTEE

The compensation committee, which is composed entirely of “independent” directors as defined by the Company’s Governance Guidelines and NYSE listing standards, assists the Board in carrying out its responsibilities with respect to (a) Chairman and Chief Executive Officer (“CEO”) compensation and performance, (b) compensation for the executive management group, (c) executive compensation programs, (d) employee benefit programs and (e) personnel policies. The duties and responsibilities of the compensation committee are to:

•       Review and approve the general compensation philosophy of the Company.

•       Review and approve any major compensation and benefit plans of the Company or any material changes to such plans, and ensure the proper administration of such plans.

•       Review regulatory compliance with respect to compensation matters, including ensuring reasonable efforts are made to structure compensation programs to preserve tax deductibility.

•       Review and approve all stock option, restricted stock, performance share and similar stock-based grants.

•       Review and approve proposed termination payments to any current or former executive officer of the Company.

•       Establish stock ownership guidelines for the Chairman, the CEO and executive management and monitor compliance therewith.

•       Review and approve the salary, corporate goals and individual objectives of the Chairman and the CEO, evaluate the performance of the Chairman and the CEO considering these goals and objectives and determine the total compensation of the Chairman and the CEO based on these evaluations.

•       Review and approve the compensation, performance goals and objectives of the CEO’s direct reports.

GOVERNANCE COMMITTEE

The governance committee provides counsel to the Board with respect to its organization, membership and function, committee structure, director compensation, executive succession and corporate governance. All members of the governance committee are “independent” as defined by the Company’s Governance Guidelines and NYSE listing standards. The functions of the governance committee are to:

•       Identify qualified persons for election and re-election as directors or for appointment to any committee of the Board.

•       Review the criteria for Board membership and the Board’s composition and make appropriate recommendations for changes.

•       Review and make recommendations to the Board regarding the composition of Board committees.

•       Review the performance and functioning of the Board and the fulfillment of its responsibilities.

•       Review at least annually succession plans for the Chairman, the CEO and executive management.

•       Review the director compensation program and recommend changes to the Board when appropriate.

•       Review the director retirement and tenure policies and recommend appropriate changes to the Board.

•       Review corporate governance issues and shareholder proposals and make recommendations to the Board.

In determining which persons may be qualified as candidates for election to the Board, the governance committee weighs the independence, skill, and experience of each possible candidate, the present need on the Board for that type of experience and skill and the willingness and availability of such person(s) to serve. In considering candidates for the Board, the governance committee considers the following criteria: personal qualities and characteristics, accomplishments and reputation in the business community; current knowledge of and contacts in the Company’s industry or other industries relevant to the Company’s business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics. As the application of these factors involves the exercise of judgment, the governance committee does not have a set of minimum qualifications that a nominee must meet for a position on the Board.

In identifying new director candidates, the governance committee seeks advice and names of candidates from members of the governance committee, other members of the Board, members of senior management and other sources. The governance committee may also, but need not, retain a professional search firm in order to assist it in these efforts. The governance committee then meets to discuss and consider such candidates’ qualifications and independence and solicits input from other directors. Those prospective candidates who appear likely to be able to fill a significant need of the Board and satisfy the criteria described above would be contacted by a director to discuss the position. If there appeared to be sufficient interest, the prospective candidate would be interviewed by one or more members of the governance committee. If the governance committee, based on the results of these contacts, believed it had identified a viable candidate, it would discuss the matter with the full Board. The governance committee follows the same process and uses the same criteria for evaluating candidates, whether such candidates are proposed by Company shareholders, members of the Board, members of senior management or other sources.

Shareholders who would like to propose a director candidate for consideration by the governance committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, The St. Paul Travelers Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102. All proposals for nomination received by the Corporate Secretary will be presented to the governance committee for its consideration.

RISK COMMITTEE

The risk committee provides counsel to the Board with respect to exercising its oversight of the operational activities of the Company and the timely identification, mitigation and management of those risks that could have a material impact on the Company. The functions of the risk committee are to review and advise the Board regarding the Company’s strategies, processes and controls pertaining to the underwriting of insurance, settlement of claims, management of catastrophe exposure, retention of insured risk and appropriate levels of reinsurance, credit risk exposure, business continuity and crisis management.

ITEM 2—ACCOUNTING FIRM PROPOSAL

The independent registered  public accounting firm of KPMG LLP (“KPMG”) has been selected by the audit committee of the Board to act as the independent registered public accounting firm for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting, the shareholders will be asked to ratify the audit committee’s selection of KPMG. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG unless otherwise specified by the shareholder. KPMG, which has served as the independent registered public accounting firm of the Company (including St. Paul and its subsidiaries prior to the Merger) since 1968 and of Travelers and its predecessors from December 1993 until the Merger, will have a representative present at the Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT  REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG for (i) the audit of the Company’s financial statements for the period between April 1, 2004 through December 31, 2004 and fees billed for other services rendered by KPMG for that period; and (ii) the audit of St. Paul’s and Travelers’ financial statements for the period of January 1, 2004 through March 31, 2004 and fiscal year 2003, and fees billed for other services rendered by KPMG during those periods. The 2004 fees listed below for the Company and the 2004 and 2003 fees listed below for St. Paul include fees for such services provided to St. Paul’s international operations, its operations at Lloyd’s of London and Nuveen Investments, Inc., which is approximately 79% owned by the Company.

	Company	St. Paul		Travelers
	2004(1)	2004(1)	2003	2004(1)	2003
Audit fees(2)	$11,045,038	$726,195	$6,145,156	$76,650	$2,926,820
Audit-related fees(3)	$1,162,166	$297,782	$1,506,158	$20,900	$628,414
Tax fees(4)	$1,116,556	$0	$1,027,446	$0	$100,250
All other fees(5)	$0	$0	$59,494	$0	$0

(1)                 The Company began incurring costs and paying fees following the Merger on April 1, 2004. Prior to that date, for the period from January 1, 2004 through March 31, 2004, St. Paul and Travelers incurred costs and paid fees individually. Therefore, all information presented in the table for St. Paul and Travelers for 2004 relates only to the period from January 1, 2004 through March 31, 2004, and all information regarding the Company for 2004 relates to the period from April 1, 2004 through December 31, 2004.

(2)                 For the Company, and for each of St. Paul and Travelers individually prior to the Merger, fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the Securities and Exchange Commission (“SEC”).

(3)                 In 2004, services for the Company primarily consisted of audits of employee benefit plans, statutory reserve reporting services and reports on internal controls not required by applicable regulations. In 2004 and 2003, services for St. Paul primarily consisted of fees for Sarbanes-Oxley Act documentation assistance, consultation related to financial accounting and reporting standards, review of regulatory filings, consultation regarding proposed transactions and audit work on benefit plans and funds and other attestation and certification services. Professional services received by Travelers in 2004 were related primarily to the audits of employee benefit plans, and in 2003 were related primarily to the audits of employee benefit plans, due diligence services, statutory reserve reporting services and reports on internal controls.

(4)                 In 2004, tax fees paid by the Company related primarily to domestic and international tax planning and tax return preparation and assistance services, and tax services related to Company expatriates. For St. Paul, tax fees paid in 2003 related to domestic and international tax planning and tax return preparation and assistance services, and tax services related to St. Paul expatriates. For Travelers, tax fees paid in 2003 included fees related to tax return preparation and other tax compliance services

(5)                 The fees billed for all other services provided to St. Paul by KPMG in 2003 were paid for KPMG’s review of St. Paul’s corporate audit function.

The audit committee of the Board considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG’s independence, and concluded that it was.

The charter of the audit committee provides that the committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. The committee has delegated the authority to grant such pre-approvals to the committee chair, whose approvals are then reported to the full committee at its next regular meeting. The committee monitors quarterly the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that such services are within the parameters approved by the committee.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the Board in its oversight of the Company’s financial reporting process. The Board has determined that three members of the audit committee, Mr. Tasco, Mr. Dasburg and Ms. McGarvie, are “audit committee financial experts,” as defined in SEC rules. The Board based its determination on Mr. Tasco’s, Mr. Dasburg’s and Ms. McGarvie’s respective professional experience, as previously described, and their service on the audit committees of other companies.

The committee operates pursuant to a charter which is reviewed annually by the committee. Additionally, a brief description of the primary responsibilities of the committee is included in this Proxy Statement under the discussion of “Audit Committee.” Under the audit committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements of the Company with management and the independent registered public accounting firm. The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the committee received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with the independent registered public accounting firm, their independence.

Based upon the review and discussions described in the preceding paragraph, the Company’s audit committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

Submitted by the audit committee of the Company’s Board of Directors:

Frank J. Tasco (Chair), John H. Dasburg (Vice-Chair), Blythe J. McGarvie (Vice-Chair), Carolyn H. Byrd, Thomas R. Hodgson, William H. Kling, Clarence Otis, Jr. and Laurie J. Thomsen.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Company’s compensation program is aligned with market practice and is designed to produce substantial individual differentiation and reward for performance.

Key to performance measurement, differentiation and reward are the use of individual profit and loss statements for all business segments and office locations. These profit and loss statements are an important factor for separately measuring the performance of each individual business segment and office location.

Program Objectives

The guiding objectives of the Company’s executive compensation program are to:

1.                Provide industry-competitive compensation opportunities intended to attract and retain the highest quality management talent.

2.                Link the delivery of realized compensation to the achievement of the Company’s most critical short and long-term financial and strategic objectives.

3.                Foster commonality of interest between management and shareholders by delivering a substantial portion of the total compensation opportunity through equity-based incentives and ensuring that executives accumulate meaningful ownership stakes over their tenure.

4.                Maximize the financial efficiency of the overall compensation program from tax, accounting and cash flow perspectives.

5.                Take into account the highest standards of corporate governance related to executive compensation.

The compensation of the Company’s top executives is reviewed and approved by the Board’s compensation committee (the “Committee”), which is comprised entirely of independent directors. The Committee has retained an independent compensation consulting firm to assist and advise the Committee with that compensation review, and, among other relevant data, it uses survey information on executive compensation levels in the property-casualty insurance and financial service industries in conducting that review.

Program Elements

There are three elements to the Company’s executive compensation program:

•       Base salary,

•       Bonus, and

•       Long-term incentive.

Base salary for senior executives in the aggregate, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of a select group of substantial financial services companies that are similar in size and nature of business to St. Paul Travelers. Individual base salary levels generally range between the 25th and 75th percentiles based upon the potential impact the executive has on the Company, the skills and experience the executive brings to the job and the performance and potential of the executive in the job.

In 2002, in order to achieve tax deductibility of executive compensation, a proposal was approved by St. Paul shareholders that created the Senior Executive Performance Plan, which identifies a maximum bonus pool that could be available to the Committee for possible award to the Company’s CEO and the four other most highly compensated executive officers. If a pool is available, the Committee, in its sole discretion, reviews both the Company’s and the individual’s performance and determines what, if any, amounts will be paid under the Senior Executive Performance Plan. Generally, if the Company’s return on equity (which is determined by dividing the after-tax operating earnings for the performance period by beginning total common shareholders’ equity) for a performance period is greater than 8%, the bonus pool available to the Committee will be equal to 1.5% of after-tax operating earnings. In assessing the Company’s and the individual’s performance to determine what, if any, amounts will actually be awarded, the Committee weighs the recent financial performance of the Company or a business segment, as applicable, depending on the executive, as well as other short-term and long-term objectives. In this regard, the Committee considers operating income as the most appropriate indicator of recent financial performance, generally exclusive of the impact of factors beyond the executive’s control, for example catastrophes. The Committee also considers other financial measures, as well as the degree to which objectives have been achieved and other qualitative factors, such as the strategic positioning of the Company or the applicable business segment. For bonuses in respect of 2004, the Committee considered corporate integration and expense reduction as important objectives. The available pool for 2004 was $27.6 million, of which the Committee awarded to the executives named in the Summary Compensation Table $5.0 million, comprised of approximately $3.7 million in cash and $1.3 million (grant date values) in shares of restricted stock pursuant to the Company’s Capital Accumulation Program described below.

Long-term incentive compensation consists of stock options and restricted stock.

•       The number of stock options and shares of restricted stock available for grant each year is based on the financial performance of the Company, the Company’s compensation practice and an analytical review of the economic cost and resulting level of potential shareholder dilution relative to internally established budgets, as determined by the Committee with the assistance of an independent compensation consultant. In determining the number of stock options and shares of restricted stock to award to an executive, the Committee considers both the Company’s and the individual’s performance. In this regard, the Committee generally considers the same financial and strategic factors described above. Stock options are granted at the fair market value on the date of grant and carry a ten-year maximum term. Stock options granted in January 2005 will vest 50% after two years and 25% per year thereafter. Restricted stock awards (other than those granted under the Capital Accumulation Program) generally vest in full after three years. In addition, the Committee may, on occasion, make special equity grants of options and shares of restricted stock to help hire or retain certain key executives.

•       The Company also maintains a Capital Accumulation Program (“CAP”) in which employees who receive a bonus and whose salaries exceed $125,000 automatically receive 25% of their award in restricted shares that vest over a 2-year period. Employees whose annual salaries are less than $125,000 may voluntarily elect to receive specified portions of their award in the form of these restricted shares. CAP is designed to ensure that such employees acquire and hold Company common stock, thus strengthening the alignment of employee and shareholder interests. Shares of restricted stock granted to employees under CAP are discounted by 10% to reflect the risk of forfeiture. On January 25, 2005, a total of 657,296 restricted shares, with an aggregate grant date value of approximately $24.3 million, were granted to 1,258 Company employees under the CAP based on bonuses paid for 2004.

Stock options and restricted shares are also granted to attract and retain key managers and executives. Generally, restrictions on restricted stock will not lapse until at least three years after the date of grant. Stock options generally vest 50% after two years and 25% per year thereafter.

Stock Ownership Policy

The Company also maintains an executive stock ownership policy in which executives are expected to accumulate specified levels of ownership of Company common stock depending on their level of responsibility. Under this policy, the CEO and Chairman have target ownership levels established as the lesser of 150,000 shares or the equivalent value of 500% of base salary. Executive Vice Presidents have target ownership levels established as the lesser of 15,000 shares or the equivalent value of 150% of base salary and Senior Vice Presidents have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 100% of base salary. Executives who have not achieved these levels of stock ownership must retain shares when exercising stock options and upon the vesting of restricted stock.

$1 Million Compensation Limit on Deductibility

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) prohibits the Company from deducting compensation in excess of $1 million paid to its CEO or to any of the other four highest compensated executive officers, unless certain requirements are met. The Committee has determined that it will make reasonable efforts consistent with sound executive compensation principles and the needs of the Company to ensure that such payments are deductible by the Company. However, the Committee recognizes that unanticipated future events, such as a change of control of the Company or a change of executive personnel, could result in a disallowance of a compensation deduction under Section 162(m). Moreover, the Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Committee’s business judgment such award would be in the best interest of the Company.

Annual Bonuses

In view of the Company’s recent financial performance as measured by operating income for 2004, which was impacted by the Company’s second and fourth quarter reserve actions and losses from four severe hurricanes that hit the southeastern United States in the third quarter, Messrs. Fishman and Lipp requested that their annual bonuses be reduced from the prior year, and the Committee agreed. The Committee did recognize, however, that the operating performance of the Company before the reserve adjustments was strong. Furthermore, the Committee concluded that the individual performance of all of the Named Executives was very good, particularly given the demands of the Merger. In that regard, the annual bonuses of Messrs. Miller, Benet and Heyman largely reflect their individual performance.

CEO Compensation

The methods for determining Mr. Fishman’s salary and bonus opportunities under the Company’s Senior Executive Performance Plan are previously described in this report.

Pursuant to his employment agreement, Mr. Fishman’s annualized base salary is $1 million, and it has remained at that level since he joined the Company in October     2001. A summary of Mr. Fishman’s employment agreement is provided in the “Employment Contracts” section of this proxy statement.

In January 2005, the Committee awarded Mr. Fishman an annual bonus comprised of $1,012,500 in cash and 10,142 shares of restricted stock with a grant date value of $374,950, under the Senior Executive Performance Plan and the CAP.

Also pursuant to his employment agreement, Mr. Fishman received long-term incentives in the form of an equity grant of 42,264 shares of restricted stock and 483,201 options, both granted in January 2005. For his 2005 option grant, Mr. Fishman waived the more favorable vesting provided for in his employment agreement to ensure that the vesting of his options is consistent with that of other executives in the Company (i.e., 50% after two years from the date of grant, and 25% after each of the third and fourth years from the date of grant).

Other Named Executive Officer Compensation

The methods for determining the salaries, bonus opportunities under the Company’s Senior Executive Performance Plan, option grants and restricted stock awards for Messrs. Lipp, Miller, Benet and Heyman are described in the “Program Elements” and “Annual Bonuses” sections of this report and are similar to those used for Mr. Fishman.

Mr. Lipp, Chairman of the Company, was the Chairman and Chief Executive Officer of Travelers at the time of the Merger. Mr. Lipp’s annualized base salary was increased from $750,000 to

$1,000,000, effective April 27, 2004. In January 2005, he was granted a bonus award of $750,000 in cash and 7,513 shares of restricted stock with a grant date value of $277,756 under the Senior Executive Performance Plan and the CAP. Mr. Lipp also received long-term incentives in the form of an annual equity grant of 8,791 shares of restricted stock and 100, 506 options in January 2005.

Mr. Miller’s annualized base salary was increased from $550,000 to $625,000 effective April 27, 2004 and will be increased to $650,000 effective April 1, 2005. In January 2005, he was granted a bonus award of $675,000 in cash and 6,762 shares of restricted stock with a grant date value of $249,991 under the Senior Executive Performance Plan and the CAP. Mr. Miller also received long-term incentives in the form of an annual equity grant of 4,226 shares of restricted stock and 48,320 options in January 2005. Additionally, in January 2005, he received a special equity grant of 25,358 shares of restricted stock and 96,640 options, each of which will vest 50% after four years and 50% after five years. These equity grants are intended to provide for the long-term retention of Mr. Miller.

Mr. Benet’s annualized base salary was increased from $425,000 to $575,000 effective April 27, 2004. In January 2005, he was granted a bonus award of $675,000 in cash and 6,762 shares of restricted stock with a grant date value of $249,991 under the Senior Executive Performance Plan and the CAP. Mr. Benet also received long-term incentives in the form of an annual equity grant of 3,888 shares of restricted stock and 44,455 options in January 2005. Additionally, in January 2005, he received a special equity grant of 19,272 shares of restricted stock and 73,447 options, each of which will vest 50% after four years and 50% after five years. These equity grants are intended to provide for the long-term retention of Mr. Benet.

Mr. Heyman’s annualized base salary was increased from $550,000 to $575,000 effective April 27, 2004. In January 2005, he was granted a bonus award of $600,000 in cash and 6,011 shares of restricted stock with a grant date value of $222,227 under the Senior Executive Performance Plan and the CAP. Mr. Heyman also received long-term incentives in the form of an annual equity grant of 3,888 shares of restricted stock and 44,455 options in January 2005. Additionally, in January 2005, he received a special equity grant of 12,510 shares of restricted stock and 47,676 options, each of which will vest 50% after four years and 50% after five years. These equity grants are intended to provide for the long-term retention of Mr. Heyman.

Overall, the Company offers its executives a compensation program that is market competitive, closely linked to Company performance and designed to strongly align the interests of management with those of shareholders.

The preceding report was issued by the compensation committee comprised of Leslie B. Disharoon (Chairman), Kenneth M. Duberstein, Lawrence G. Graev, Blythe J. McGarvie, Glen D. Nelson and Jeffrey M. Peek.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company, Mr. Fishman, and the four other most highly compensated executive officers of the Company  for 2004 (the “Named Executives”).

					Long-Term Compensation
					Awards
		Annual Compensation			Restricted Stock Award(s) ($)(4)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(5)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)
J.S. Fishman	2004	$1,038,462	$1,012,500	$599,389	$374,950	500,000	$62,307
Chief Executive Officer and	2003	$1,000,000	$2,000,000	$651,220	$740,666	600,000	$60,000
President	2002	$1,000,000	$1,125,000	$771,915	$416,605	12,245	$40,000
R. I. Lipp	2004	$920,456	$750,000	$22,216	$277,756	0	$4,786
Chairman(6)	2003	$737,500	$1,500,000	$33,871	$666,667	0	$3,786
	2002	$600,000	$1,200,000	$47,177	$533,333	1,874,162	$1,188
T.M. Miller	2004	$623,077	$675,000	$18,332	$249,991	100,000	$37,385
Co-Chief Operating Officer(7)	2003	$513,077	$626,250	$23,587	$231,895	0	$30,785
	2002	$450,000	$412,500	$8,588	$152,772	200,000	$18,000
J. S. Benet	2004	$527,274	$675,000	$62,470	$499,972	64,132	$2,914
Executive Vice President and Chief	2003	$425,000	$750,000	$59,661	$333,333	13,203	$1,914
Financial Officer(6)	2002	$389,583	$675,000	$14,101	$300,000	95,147	$380
W. H. Heyman	2004	$578,847	$600,000	$133,889	$222,227	100,000	$34,731
Executive Vice President and Chief	2003	$500,000	$562,500	$119,520	$208,311	100,000	$30,000
Investment Officer	2002	$317,308	$375,000	$102,922	$138,868	200,000	$12,692

(1)                 Salaries were paid to legacy St. Paul employees on a bi-weekly basis, and in 2004 there were 27 pay periods. Accordingly, the 2004 salaries reported for Messrs. Fishman, Miller and Heyman include one additional pay period, or an additional 1/26th of each of their annualized salaries. This will not recur in the future.

(2)                 The amounts shown were earned in the year indicated and paid under the bonus program in the following year.

(3)                 Included in “Other Annual Compensation” is the aggregate incremental cost to the Company of providing various perquisites.

For Mr. Fishman for 2004, 2003 and 2002, respectively, the following amounts are included: (a) $360,543, $437,167 and $515,358 for personal use of Company aircraft; (b) $144,291, $136,260 and $122,390 for use of a Company car and driver; (c) $0, $7,129 and $36,602 for lodging expenses; (d) $28,222, $47,710 and $82,565 representing tax reimbursements for the payment of taxes on the associated imputed income relating to commuting expenses; and (e) $22,825, $22,954 and $15,000 for amounts that the Company paid for financial counseling services and reimbursement for the payment of taxes on the associated imputed income on those services. For 2004, the Company paid $43,508 on Mr. Fishman’s behalf for certain legal fees relating to his employment agreement, including the reimbursement for taxes thereon.

The Company requires that Mr. Fishman use Company aircraft for business and personal travel. For information about the Company’s security policies and executive use of Company owned aircraft, see “Company Security Policies and Valuing the Use of Company Aircraft”.

For Mr. Lipp for 2004, 2003 and 2002, respectively, the following amounts are included: (a) $0, $15,943 and $30,956 for his personal use of Company aircraft (See also “Certain Relationships and Related Transactions—Aircraft Lease” below); (b) $11,350, $11,000 and $8,800 for financial counseling services provided by the Company; (c) $0, $468, $1,554 for health care benefits; and (d) $7,650, $6,460 and $5,867 for reimbursement for the payment of taxes on the associated imputed income on the foregoing items except for the personal aircraft use which was not subject to imputed income. For 2004, Mr. Lipp was also paid $2,026 to reimburse him for the payment of certain legal fees relating to his employment agreement and $1,190 as reimbursement for the payment of related taxes.

For Mr. Miller for 2004, 2003 and 2002, respectively, the following amounts are included: (a) $13,931, $20,830, and $5,000 for financial counseling services and reimbursement for the payment of taxes on the associated imputed income; and (b) $4,401, $2,757 and $3,588 for reimbursement for the payment of taxes on the associated imputed income related to spousal travel.

For Mr. Benet for 2004, 2003 and 2002, respectively, the following amounts are included: (a) $25,895, $25,512 and $2,060 of company-paid housing expenses for an apartment in Hartford, Connecticut (Mr. Benet’s principal residence in Connecticut was not located in Hartford); (b) $11,437, $12,074, and $6,400 for financial counseling services provided by the Company; and (c)  $21,776, $22,075 and $5,641 for reimbursement for the payment of taxes on the associated imputed income on the foregoing items. For 2004, “Other Annual Compensation” also includes $3,362 for personal travel expenses.

For Mr. Heyman for 2004, 2003 and 2002, respectively, the following amounts are included: (a) $40,301, $35,672 and $36,147, principally for transportation expenses (air and ground transportation) for Mr. Heyman’s commuting expenses from his principal residence in New York, New York to St. Paul, Minnesota; (b) $24,000, $24,000 and $15,812 for lodging expenses in St. Paul, Minnesota; and (c) $69,588, $59,848 and $43,963 for reimbursement of taxes on the income imputed on the foregoing items. For 2002, “Other Annual Compensation” also includes $7,000 for financial counseling services provided by the Company.

(4)                 For each year, includes shares of restricted common stock granted under the CAP that were granted in January or February of the year following the year reported in the table. All of the Named Executives participate in the CAP, pursuant to which 25% of their bonus for any given year is awarded in the form of Company restricted common stock. Generally, awards of restricted stock under the CAP are discounted 10% from market value to reflect restrictions on transfer (the discount of market value for Messrs. Lipp and Benet for Travelers CAP awards granted in 2003 and 2002 was 25%). Under the CAP, a recipient may not transfer restricted stock for two years after the award (grants of restricted stock at Travelers prior to the Merger had vesting dates of three years from the date of grant). If the recipient is still employed by the Company or an affiliate at the end of the restriction period, the restricted stock becomes fully vested and freely transferable. From the date of award, the recipient can vote the restricted stock and receives full dividends to the same extent that all shareholders receive dividends. In addition, each year includes any restricted stock granted other than under the CAP.

The table below sets forth, as of December 31, 2004, (i) total holdings of restricted stock for the Named Executives (excluding shares granted under the CAP on January 25, 2005, but including those granted under the CAP in prior periods); (ii) the number of shares vesting in fewer than three years from the date of grant; and (iii) the market value of these shares as of December 31, 2004.

Named Executive	Total Restricted Shares	Shares vesting in fewer than three years from grant date (a)	Aggregate Market Value ($)
Mr. Fishman	17,273	17,273	$640,310
Mr. Lipp	30,403	0	$1,127,039
Mr. Miller	5,408	5,408	$200,475
Mr. Benet	24,294	0	$900,579
Mr. Heyman	4,858	4,858	$180,086

(a)              Restricted stock granted on February 2, 2004 under The St. Paul CAP pursuant to the St. Paul Amended and Restated 1994 Stock Incentive Plan (the “1994 St. Paul Stock Plan”). The shares will vest on February 2, 2006 or upon a Change of Control (as defined in the 1994 St. Paul Stock Plan). Under the 1994 St. Paul Stock Plan, the Merger constituted a “Change of Control,” and, therefore, all shares of restricted stock granted to Messrs. Fishman, Miller and Heyman prior to the Merger vested in full upon completion of the Merger, except for the February 2, 2004 CAP grant included in the table above. Shares of restricted stock granted to Messrs. Lipp and Benet under the Travelers Property Casualty Corp. 2002 Stock Incentive Plan did not vest upon completion of the Merger.

(5)                For 2004, the amounts included in the table include contributions in the form of Series B convertible preferred stock and preferred stock equivalents, under the legacy St. Paul qualified and non-qualified savings plans in the following amounts:  for Mr. Fishman, $62,307; for Mr. Miller, $37,385; and for Mr. Heyman, $34,731. For 2004, the amounts included in the table for Messrs. Lipp and Benet include contributions made by the Company to the legacy Travelers 401(k) plan of $2,500 each, and supplemental life insurance paid by the Company of $2,286 for Mr. Lipp and $414 for Mr. Benet.

(6)                Prior to the Merger, Mr. Lipp was the Chairman and Chief Executive Officer of Travelers, and Mr. Benet was the Executive Vice President and Chief Financial Officer of Travelers. Accordingly, the cash compensation reported in the above table for 2002 and 2003 for Messrs. Lipp and Benet is that paid by Travelers. Mr. Benet joined Travelers on February 1, 2002, and the salary reported for 2002 reflects the period from February 1, 2002 to December 31, 2002.

In addition to the Travelers cash compensation reported for Messrs. Lipp and Benet for 2002 and 2003, Messrs. Lipp and Benet received grants of Travelers restricted common stock and Travelers stock options in 2002 and 2003. The dollar value of the 2002 and 2003 restricted stock grants for Messrs. Lipp and Benet reflect the fair market value of Travelers Class A common stock as of the dates of grant. The 2002 and 2003 Travelers stock option grants reported in the table above have been restated to give effect to the conversion of the Travelers stock options to Company stock options that occurred in the Merger. In connection with the Merger, all Travelers restricted stock and stock option grants were converted to Company restricted stock and stock options upon substantially the same terms and conditions as the Travelers grants. The number of shares subject to each new Company stock option equaled the number of shares subject to each Travelers stock option multiplied by the 0.4334 Merger exchange ratio, rounded down to the nearest whole number. The exercise price of each new Company stock option equaled the exercise price of each Travelers stock option divided by the 0.4334 Merger exchange ratio, rounded up to the nearest one-hundredth of a dollar. The number of shares for each new Company restricted stock grant equaled the number of shares subject to each

Travelers restricted stock grant multiplied by the 0.4334 Merger exchange ratio, rounded down to the nearest whole number. The restricted stock and/or stock option grants made to Messrs. Lipp and Benet in 2004 were with respect to Company common stock.

(7)                On February 1, 2005, Mr. Miller was appointed Co-Chief Operating Officer of the Company. Prior to that time, he had served as Chief Executive Officer—Specialty Commercial.

Company Security Policies and Valuing the Use of Company Aircraft

The Company owns and leases aircraft for the purpose of encouraging and facilitating business travel by senior executives, including the Named Executives, to the Company’s extensive field operations across the United States. The pilots who fly the Company-owned aircraft are salaried employees of the Company.

Messrs. Lipp and Fishman have been directed by the Board to use the Company-owned aircraft for all travel. The Company believes this provides several business benefits to the Company. In addition to those described above, the policy is intended to ensure the personal safety of Messrs. Lipp and Fishman, who both maintain significant public roles as the leaders of the Company. In addition, the policy is intended to ensure their availability and to maximize their time available for Company business.

The methodology that the Company uses to value personal use of the Company-owned aircraft as a perquisite calculates the incremental cost to the Company of providing the benefit based on the actual cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. Because the Company-owned aircraft are used primarily for business travel, the methodology excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft and the cost of maintenance not related to trips.

STOCK OPTIONS

The following two tables summarize option grants and exercises during 2004 to or by the Named Executives and the value of the stock options held by such persons at December 31, 2004. No stock appreciation rights were granted to the Named Executives during 2004, nor were any stock appreciation rights outstanding as of December 31, 2004.

Stock Options Granted Table

The following table shows 2004 grants to the Named Executives of options to purchase Company common stock. The value of stock options depends upon a long-term increase in the market price of the common stock. If the stock price does not increase beyond the option exercise price, the options will be worthless; if the stock price does increase, the increase will benefit all shareholders.

The table describes options as either “initial” or “reload.” Unless a particular option is given different terms, the per share exercise price of all options is the composite closing price on the NYSE on the trading day immediately before the option grant date, and initial options generally vest in cumulative installments of 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date, so that the options become fully exercisable four years after the grant, and generally remain exercisable until the tenth anniversary of the grant date.

Reload Options

Prior to the Merger, both St. Paul and Travelers had a stock option reload program. However, St. Paul eliminated its program for initial option grants made after February 3, 2003, and Travelers eliminated its program for initial option grants made after January 23, 2003. Under the Company’s reload program policies currently in effect for options initially granted before the reload programs were eliminated in 2003, option holders can use common stock that they have owned for at least six months to pay the exercise price of their options and have shares withheld to pay income taxes on the gain that is realized upon exercise. They then receive a new reload option to purchase the same number of shares they used to pay the exercise price and/or had withheld for taxes. The exercise price of the new reload option is equal to the fair market value of the Company’s common stock on the date the original option was exercised.

Reload options are subject to several restrictions, including the following: (i) the option holder cannot receive a reload option unless the market price of the common stock on the exercise date is at least 20% greater than the exercise price (an option holder can exercise an option at a lower price, but he or she will not receive a reload option); (ii) if the option holder receives a reload option, the shares acquired must be held for one year for legacy St. Paul grants or two years for legacy Travelers grants, other than a small portion to account for the difference between the statutory minimum tax withholding rate and the highest marginal tax rate; (iii) the reload option does not vest (i.e., become exercisable) for one year for legacy St. Paul grants or six months for legacy Travelers grants; and (iv) the expiration date of the reload option is the same as that of the initial option grant.

OPTION GRANTS IN 2004

Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in 2004		Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
	Initial	Reload	Initial	Reload
J.S. Fishman	500,000	—	0.0951%	—	$42.88	2/2/2014	$6,726,998
R. I. Lipp	—	—	—	—	—	—	—
T.M. Miller	100,000	—	0.0190%	—	$42.88	2/2/2014	$1,345,400
J. S. Benet	64,096	—	0.0122%	—	$42.55	4/27/2014	$877,543
	—	36	—	0.0001%	$40.87	11/2/2008	$216
W. H. Heyman	100,000	—	0.0190%	—	$42.88	2/2/2014	$1,345,400

(1)                 The stock options granted to Messrs. Fishman, Miller and Heyman were granted on February 2, 2004 and vest in 25% consecutive annual increments beginning one year from the date of grant. The initial options granted to Mr. Benet were granted on April 27, 2004, and vest 50% after two years from the date of grant and 25% on each of the third and fourth anniversaries of the grant date. The options granted to Messrs. Fishman, Miller and Heyman will become immediately vested and exercisable in full upon a Change of Control (as defined in the 1994 St. Paul Stock Plan described above); however, the Merger did not constitute a Change of Control for purposes of this option grant.

(2)                 The “grant date present value” numbers in the table were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing the model.

•       Stock price volatility was calculated using the average historical volatility of the common stock of an industry peer group over the estimated option life based on the mid-month of the option grant.

•       The risk-free interest rate for each option grant was the interpolated market yield for the mid-month of the option grant on a Treasury bill with a term identical to the subject estimated option life, as reported by the Federal Reserve.

•       The dividend yield was based upon the Company’s 2004 annual dividend rate which was assumed to be constant over the life of the option.

•       For initial options, which vest over a four year period, exercise was assumed to occur approximately five to seven years after the date of grant, based on the assumption that exercise would occur evenly throughout the period between the vesting date and the expiration date.

•       For the reload option granted to Mr. Benet, which vests six months after the date of grant, exercise was assumed to occur approximately one to three years after the grant date, based on the assumption that exercise would occur evenly throughout the period between the vesting date and expiration date.

Option Exercises Table

The following table shows the aggregate number of shares underlying options for common stock exercised in 2004 and the value at year-end of outstanding in-the-money options for common stock, whether or not exercisable.

AGGREGATED OPTION EXERCISES IN 2004 AND
12/31/04 YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/04 (#) Exercisable (ex)/ Unexercisable (unex)		Value of Unexercised In-the-Money Options at 12/31/04 ($) Exercisable (ex)/ Unexercisable (unex)
J.S. Fishman	—	—	2,112,245	(ex)	$3,678,000	(ex)
			500,000	(unex)	$0	(unex)
R.I. Lipp	—	—	1,874,162	(ex)	$0	(ex)
					$0	(unex)
T.M. Miller	—	—	353,479	(ex)	$445,348	(ex)
			100,000	(unex)	$0	(unex)
J.S. Benet	41	$319	89,926	(ex)	$2,673	(ex)
			125,853	(unex)	$0	(unex)
W. H. Heyman	—	—	300,000	(ex)	$613,000	(ex)
			100,000	(unex)	$0	(unex)

PENSION BENEFITS

During 2004, the Company maintained separate qualified and nonqualified pension plans for legacy St. Paul employees and legacy Travelers employees. Effective December 31, 2004, the St. Paul and Travelers qualified plans were combined.  All of the Named Executives participated in the Company’s pension plans. The amount of their remuneration that is covered by a qualified plan for 2004 is the amount set forth in the salary, bonus and restricted stock award (but only to the extent granted pursuant to the CAP) columns of the Summary Compensation Table up to the qualified plan compensation limit. Any remuneration in these columns exceeding the qualified plan contribution limit is covered by the Company’s nonqualified pension plans. Information provided below for Messrs. Fishman, Miller and Heyman relates to the legacy St. Paul pension plans, and the information for Messrs. Lipp and Benet relates to the legacy Travelers pension plans.

St. Paul Pension Plans

Effective January 1, 2001, the qualified pension plan was amended to provide a cash balance benefit formula. This formula applies to all employees hired on or after January 1, 2001. Employees hired prior to January 1, 2001, were given a choice in the year 2000 of remaining under the prior defined benefit formula (the “traditional formula”) or converting to the cash balance formula. As Messrs. Fishman and Heyman were hired after January 1, 2001 and Mr. Miller elected to convert to the cash balance formula,  they will have their benefits determined under the cash balance formula. Retirement benefits for Messrs. Miller, Heyman and Fishman are fully vested.

The cash balance benefit for each participant is expressed in the form of an account balance. For periods between January 1, 2001 and December 31, 2002, benefit credits accrued annually at a rate between 6% and 10% of compensation covered by the qualified plan. For the period from January 1, 2003 to December 31, 2004, benefit credits accrued annually at a rate between 3% and 5%. After January 1, 2005, benefits will accrue at a rate between 2% and 6%. A participant’s individual rate will increase with age and service.  Prior to January 1, 2005, participants received a 1% benefit credit up to the Social Security Wage Base. Interest credits are applied quarterly to the prior quarter’s balance; these interest credits are based on the yield on 10-year Treasury bonds. Although the normal form of benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

In addition to the qualified pension plan, St. Paul has a nonqualified retirement plan which provided benefit accruals in respect of compensation or benefits exceeding Internal Revenue Code limitations. Compensation covered by the nonqualified plan was that which exceeded $205,000 for 2004, or in respect of benefits accrued in excess of the Internal Revenue Code benefit limit which was $165,000 for 2004, less amounts covered by the qualified pension plan. The formula governing these nonqualified accruals mirrors the applicable formula in the qualified pension plan. The benefits payable under the nonqualified plans are unfunded and will be paid from the Company’s general assets.

The estimated annual benefit provided in total by the cash balance formula described above under the qualified and nonqualified plans, expressed in the form of a single life annuity, is as follows:

Executive	Complete Years of Service Through 12/31/2004	Estimated Annual Benefit Payable at Age 65(1)
J.S. Fishman(2)	17	$191,958
T.M. Miller	10	$216,615
W.H. Heyman(2)	14	$178,155

(1)                 These estimates are based on the following assumptions:

•       The benefit is determined as of age 65 and assumes employment until such age.

•       Pay is assumed to remain at 2004 levels, while bonuses are assumed to be 100% of base pay.

•       The average interest-crediting rate for the cash balance plan for 2004 (4.32%) remains constant.

•       The interest rate used to convert hypothetical account balances to annual annuities in 2004 (5.14%) remains constant.

•       The mortality table (as prescribed in Revenue Ruling 2001-62) is used to convert hypothetical account balances to annual annuities in 2004.

•       Regulatory limits on compensation and benefits and the Social Security Wage Base remain constant at 2004 levels.

•       2005 plan changes are not reflected.

(2)                 Prior to joining St. Paul, Messrs Fishman and Heyman were employed at either or both of Travelers and Citigroup. When the legacy St. Paul and Travelers pension plans were combined as of December 31, 2004, Messrs. Fishman and Heyman were credited with 13 and 11 years of service, respectively, that had been credited to them under the Travelers and/or Citigroup pension plans (until August 2002, Travelers had been a majority-owned subsidiary of Citigroup and, therefore, for purposes of the Company’s combined pension plan, years of service at Citigroup were credited). These additional credited years of service apply only to accruals beginning on January 1, 2005.

Travelers Pension Plans

The Travelers qualified pension plan covered domestic employees. Employees became eligible to participate in the pension plan after one year of service, and benefits generally vested after 5 years of service. The normal form of benefit under the pension plan is a joint and survivor annuity, payable over the life of the participant and spouse, for married participants, and a single life annuity, payable for the participant’s life only, for single participants. Other forms of payment are also available.

The pension plan provides for a cash balance benefit that is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6% of covered compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on

30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

In addition to the qualified pension plan, Travelers had a nonqualified retirement plan which provides benefit accruals in respect of compensation or benefits exceeding Internal Revenue Code limitations. Travelers nonqualified programs were frozen effective January 1, 2002, and no further cash balance benefits were accrued under these programs for most of the covered population. Therefore, neither Messrs. Lipp nor Benet had a nonqualified benefit accrual in 2004; however, Mr. Benet had nonqualified accrued benefits prior to January 1, 2002 which are reflected in the table below.

The estimated annual benefit provided in total by the qualified and non-qualified plans described above, expressed in the form of a single life annuity, is as follows:

Name	Years of service through 12/31/2004	Estimated annual benefit ($)(1)
R. Lipp(2)	17	$3,459
J. Benet	14	$87,207

(1)                 These estimates are based on the following assumptions:

•       The benefit is determined as of age 65 or current age if older.

•       Covered compensation for Messrs. Lipp and Benet remains constant at 2004 levels.

•       Regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2004 levels.

•       The average interest-crediting rate for cash balance benefits for 2004 (5.3%) remains constant.

•       The interest rate used to convert hypothetical account balances to annual annuities for 2004 was 5.3% and 5.3% for years after 2004.

•       2005 plan changes are not reflected.

(2)                Mr. Lipp retired from Citigroup effective December 31, 2000, and he is currently receiving a benefit from the Citigroup pension and nonqualified plans. These amounts are not included in the table above, as they are not obligations of Travelers or the Company. When Mr. Lipp returned to Travelers in December 2001, he began to accrue a new benefit in the Travelers pension plan starting with a $0 balance; however, for purposes of calculating the accruals since December 2001, his prior years of service at Citigroup and Travelers are included.

Amended and Restated Special (Change of Control) Severance Policy

St. Paul had an Amended and Restated Special Severance Policy (the “Policy”), under which severance benefits would be provided to eligible employees of the Company, including all of the Named Executives, in the event their employment terminates under certain conditions within two years following a Change of Control (as defined in the Policy). This became the Company’s Policy upon the Merger, and the Company terminated the Policy on July 28, 2004. Under the terms of the Policy, however, this termination cannot adversely affect the rights (or potential rights) of employees covered by the Policy if a Change of Control occurs on or before July 28, 2005.

If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or by the employee for Good Reason, or if the employment of the Named Executive terminates for any reason during the 30-day period commencing on the anniversary of the Change of Control, the Named Executive would become entitled to certain benefits. The consummation of the Merger constituted a Change of Control under this Policy.

Under the Policy, the term “Cause” is generally defined as willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates or willful and continued failure to perform substantially his or her duties after a written demand is delivered by the Board. “Good Reason” is defined to include such situations as a change in duties or responsibilities that is inconsistent in any materially adverse respect with the Named Executive’s positions, duties, responsibilities or status prior to the Change of Control, a materially adverse change in the Named Executive’s titles and offices (including, if applicable, membership on the Board) as in effect immediately prior to the Change of Control, a reduction in the Named Executive’s rate of base salary or annual target bonus opportunity, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits that would be provided to Named Executives who were participants in this program:

1.                 A Named Executive would receive a lump-sum severance payment equal to three times the sum of (i) the highest annual base salary rate payable to the Named Executive during the 12-month period immediately prior to termination and (ii) the Named Executive’s target bonus for the year of termination.

2.                 Participation would be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

3.                 Outplacement assistance that is no less favorable than under the terms of the outplacement assistance plan applicable to the Named Executive at the time of the Change of Control would be provided, unless the Named Executive elected to receive a lump sum cash payment in lieu thereof.

4.                 If the payments to the Named Executives would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the Company would reimburse the Named Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement), subject to certain limitations.

Employment Contracts

J.S.   Fishman—Effective April 1, 2004, Mr. Fishman entered into an employment agreement with the Company for a five-year term. Commencing on the fourth anniversary of the effective date, and on each anniversary thereafter, the agreement’s term automatically renews for an additional one-year period, provided neither the Company nor Mr. Fishman provide the other with written notice prior to the applicable anniversary date stating their intention that the agreement not be so extended. The agreement provides that Mr. Fishman will serve as (i) Chief Executive Officer of the Company beginning upon the effective date of the agreement; and, additionally, (ii) Chairman of the Board of the Company beginning upon the earlier of January 1, 2006 or the date that the current Chairman of the Board steps down from such position. Mr. Fishman will receive a base annual salary of at least $1 million, will be eligible for an annual bonus with a target amount of at least 150% of his base salary and will receive an annual long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards or a combination thereof, in an amount with a then present valuation equal to not less than $6.25 million, beginning in February of 2005 and in each calendar year thereafter. Each long-term incentive grant is subject to four-year pro rata vesting and will fully vest on an accelerated basis in the event of earlier termination of employment for specified reasons, including termination of employment by the Company without “cause” or by  Mr. Fishman’s resignation for “good reason” (each as defined in the employment agreement). For his 2005 option grant, Mr. Fishman waived the more favorable vesting provided for in his employment agreement to ensure that the vesting of that option is consistent with that of other executives in the Company (i.e., 50% after two years from the date of grant, and 25% after each of the third and fourth years from the date of grant).

Within the agreement, Mr. Fishman affirms and acknowledges that, so long as he remains in the positions described above, he would not intend to exercise any stock option granted to him prior to 2004, which, as a result of triggering such option change-in-control provisions immediately vested as a result of the Merger, until after such options would have been exercisable in accordance with their original terms and vesting schedules, without consideration of the Merger or the change-in-control provisions. Mr. Fishman also affirms and acknowledges that the options granted to him in February of 2004 did not fully vest as a result of the Merger but will become vested in accordance with the terms of the award documents governing such options, and  that he will not exercise his rights under the Company’s Amended and Restated Special Severance Policy to resign during specified periods following, and as a result of, the consummation of the Merger.

If Mr. Fishman’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive a payment equal to three times the sum of his base salary and the greater of his target bonus or his bonus for the preceding year, up to three years of medical and dental coverage and immediate vesting of all stock options, restricted stock and other equity awards. In addition, all outstanding options will remain exercisable for the lesser of five years (or one year, in the case of a without “cause” termination) or the remainder of their term. In the event of a Change of Control, Mr. Fishman will be entitled to the benefits described under the Company’s Amended and Restated Special Severance Policy as if his employment had been terminated under circumstances described in that Policy regardless of whether the Policy was amended or terminated. In the event Mr. Fishman is subject to excise tax under Section 4999 of the Code on any payments to him under the employment agreement or otherwise, the Company will make a gross-up payment to compensate him for such tax liability. Mr. Fishman is subject to certain confidentiality, non-compete and non-solicitation provisions under the employment agreement.

In November 2004, the Company and Mr. Fishman amended Mr. Fishman’s employment agreement to provide that his obligation to reimburse the Company for international, personal use of corporate aircraft be equal to the maximum amount legally payable under FAA regulations, not to exceed the then applicable first class rate, and to set forth certain other terms consistent with FAA regulations applicable to such use of the aircraft.

R.I.   Lipp—Mr. Lipp had an employment agreement with Travelers dated March 7, 2002, pursuant to which he served as the Chairman and Chief Executive Officer of Travelers. On the effective date of the Merger, this agreement terminated and was replaced by an amended and restated executive employment agreement between the Company and Mr. Lipp.

Pursuant to the amended and restated agreement, Mr. Lipp will serve as Chairman of the Company’s Board, an executive officer position, for a term commencing on April 1, 2004 and ending on December 31, 2005. Mr. Lipp’s annual base salary will be not less than $750,000, and he will participate in bonus and other incentive plans intended for senior management. The amended and restated agreement preserved provisions of Mr. Lipp’s employment agreement with Travelers that had the effect of providing that the option granted to Mr. Lipp by Travelers on March 22, 2002 would be converted in accordance with the terms of the Merger agreement into an option to purchase shares of the Company’s common stock and would be fully vested upon completion of the Merger. The agreement adds a provision that the converted option generally will remain exercisable until the expiration of its stated ten-year term. However, if Mr. Lipp becomes an employee or director of certain specified competitors of the Company following the termination of his employment, the converted option will remain exercisable for a period of 30 days after he commences such employment or directorship, but not beyond its stated term.

Pursuant to the amended and restated agreement, Mr. Lipp will be eligible for additional annual grants of options and other equity awards. Any future equity grant will be fully vested and remain exercisable for the shorter of two years or the stated term if Mr. Lipp’s employment is terminated by the Company without “cause” or by him for “good reason” or in the event of a future change in control (as defined in the Company’s then-existing equity plan) that occurs after the Merger.

The amended and restated agreement also provides that if Mr. Lipp’s employment is terminated by the Company without cause or by him for “good reason” (as defined therein and which includes any termination by Mr. Lipp during the 30-day period following the six-month anniversary of a change in control that occurs after the Merger), he will be entitled to:

•       a lump sum payment in an amount equal to three times the sum of (a) his annual salary and (b) the highest annual bonus paid to him for the three performance years prior to his termination; and

•       all accrued benefits.

Under the amended and restated agreement, Mr. Lipp will be entitled to a gross-up payment in the event that any amount payable to him becomes subject to excise tax under Section 4999 of the Code.

W.H.   Heyman—Mr. Heyman’s employment agreement, which became effective on May 6, 2002, has a three-year term and states that Mr. Heyman will serve as the Executive Vice President and Chief Investment Officer, reporting directly to Mr. Fishman. The agreement provides that Mr. Heyman will receive an annual base salary of at least $500,000. Mr. Heyman participates in the Company’s bonus plan, under which he has a target bonus opportunity of 100% of his base salary. Mr. Heyman received an initial grant of 200,000 stock options in 2002, which vest in 25% increments on each of the first four anniversaries of the date of grant, and he is eligible to receive future stock option grants. If Mr. Heyman is terminated without “cause” (as defined in the agreement) or if he voluntarily terminates his employment for “good reason” (as defined in the agreement), Mr. Heyman is entitled to a severance payment equal to the greater of (i) the sum of (a) salary payable through the remainder of the term of the agreement (at his then current salary level) and (b) the amount of his target bonus pro-rated for the remainder of the term of the agreement, or (ii) the sum of his base salary and annual target bonus, and continuation of coverage under medical and dental plans for one year following termination.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation Committee during fiscal 2004 were officers or employees of the Company or any of its subsidiaries or were formerly an officer of the Company or any of its subsidiaries. Mr. Graev, a member of the Compensation Committee, is Of Counsel at King & Spalding LLP, a law firm which provided legal services to Travelers, St. Paul and the Company in 2004 and continues to provide services to the Company in 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Aircraft Lease

LCG Enterprises LLC, a limited liability company of which Mr. Lipp is the sole member (“LCG”), owns and leases to Travelers Indemnity Company (“Indemnity”), a subsidiary of the Company, a Falcon 50 aircraft on a month-to-month basis for business purposes. Pursuant to the lease, which has been in place since May 2002, Indemnity is responsible for the operation and maintenance of the aircraft and pays to LCG $989 per hour of actual flight time.  Indemnity does not incur an hourly charge when the aircraft is not used or when Mr. Lipp uses the aircraft for personal reasons. Mr. Lipp may use the aircraft and other Company-owned aircraft for personal travel and has agreed to reimburse the Company for his personal use of any of the aircraft at the maximum non-charter rate permitted by the Federal Aviation Administration rules. In March 2005, the compensation committee of the Board of Directors determined, based in part on the advice of independent consultants, that the terms of the lease are more favorable to the Company than those under which the Company could obtain the use of a comparable aircraft from an unaffiliated third party. In 2004, the Company (and Travelers prior to the Merger) paid $232,711 to LCG for use of the aircraft, and Mr. Lipp reimbursed the Company (and Travelers prior to the Merger) $297,401 for his personal use of Company aircraft.

Legal Services

As noted above, King & Spalding LLP provided legal services to Travelers, St. Paul and the Company in 2004 and continues to provide services to the Company in 2005. Mr. Graev, a director of the Company, is Of Counsel at this law firm.

Investment Banking Services

Mr. Scharf, a director of the Company, is an executive officer of JPMorgan Chase & Co., the parent company of the investment banking firm J.P. Morgan Securities Inc. (“JPMSI”). Although JPMSI did not perform investment banking services for the Company during 2004, JPMSI may perform such services for the Company during 2005.

Certain Litigation Matters

Two derivative actions have been brought purportedly on behalf of the Company against all current directors and naming the Company as a nominal defendant. The plaintiff shareholders allege state law claims, including breach of fiduciary duty, alleging, in one case, that certain disclosures relating to the Merger contained false or misleading statements with respect to the value of St. Paul’s loss reserves and, in the other case, mismanagement of and failure to make disclosure relating to the practice of paying brokers commissions on a contingent basis. The Company is obligated to the extent provided under Minnesota law to indemnify its officers and directors in respect of these lawsuits and other lawsuits arising out of alleged similar facts and circumstances. The Company retained special counsel, who determined that the directors were entitled to advances of their costs of defense under the Minnesota Business Corporation Act. Accordingly, the Company will advance officers and directors attorneys’ fees and other expenses they may incur in defending these lawsuits.

RELATIONSHIPS WITH CITIGROUP

Travelers had been a wholly owned subsidiary of Citigroup until March 2002, when Travelers completed an initial public offering of stock, and Citigroup retained majority control of Travelers (the “IPO”). In August 2002, Citigroup spun-off to its shareholders Citigroup’s controlling interest in Travelers and retained an approximately 9.9% share of Travelers voting stock for its own account (the “Citigroup Distribution”). As a result of the Merger between St. Paul and Travelers, as of December 31, 2004, Citigroup held approximately 6.5% of the Company’s common stock for its own account and approximately an additional             1.9% of the Company’s common stock in a fiduciary or other capacity on behalf of customers of Citigroup.

Prior to the IPO, Travelers and Citigroup had agreements between them that addressed various business relationships. However, in connection with the IPO, Travelers and Citigroup terminated these agreements and entered into new agreements, including a new intercompany agreement dated as of March 26, 2002, as amended on August 19, 2002. Certain terms of the intercompany agreement and other agreements and arrangements between Travelers and Citigroup and its affiliates are summarized below to the extent that they remained in effect or transactions occurred pursuant to them in 2004.

Intercompany Agreement

Intellectual Property.   Travelers owns the “Travelers” name and mark, but Travelers granted Citigroup the right to make various uses of the “Travelers” name and mark for two years from March 22, 2002, subject to certain conditions. Citigroup owns the “umbrella” mark and granted Travelers a right to make various uses of the “umbrella” mark and other Citigroup marks for two years from March 22, 2002. In addition, Travelers agreed to enter into a License Agreement with The Travelers Insurance Company, a Citigroup subsidiary (“TIC”), pursuant to which Travelers would grant TIC the right to use the “Travelers Life and Annuity,” “The TIC” and “The Travelers Life and Annuity Company” names and marks and other names and marks containing “Travelers” for use in Citigroup’s life insurance and annuity business, subject to certain conditions.

Indemnification.   Travelers will indemnify Citigroup and its officers, directors, employees and agents against losses arising from certain actions by Travelers. Citigroup will indemnify Travelers and its officers, directors, employees and agents against losses arising from certain actions by Citigroup.

Business Relationships.   Travelers has an agreement for Citigroup to distribute Travelers property and casualty insurance products through Citigroup’s distribution channels. Travelers continued to purchase annuities for structured settlements from Citigroup on the same economic terms that existed at the IPO through 2003, and thereafter may purchase them on terms to be mutually agreed upon. During 2004, Travelers has and may continue to use Citigroup as a preferred provider of structured settlement annuities for claims, as long as Citigroup maintains competitive ratings and its products are competitively priced.

Right of First Offer.   For a period of two years following the Citigroup Distribution, Travelers had the right of first offer to provide Citigroup property and casualty coverage that Travelers did not provide it, and Citigroup had the right of first offer to provide Travelers any financial service it did not provide Travelers at the time of the Citigroup Distribution, at market rates, terms and conditions at the time of the offer. Neither party  was required to purchase the services at rates, terms or conditions less favorable than those offered by any third party at the time of the offer.

Other Provisions.   The intercompany agreement also provides for various other matters, including: (i) the provision of insurance and allocation and/or reimbursement of costs and premiums of that insurance; (ii) the provision of data processing services and allocation and/or reimbursement of costs of those services; (iii) cross-licensing of computer software; (iv) volume purchasing arrangements; (v) registration rights; and (vi) provisions governing other relationships among members of Citigroup, on the one hand, and Travelers, on the other hand.

Trademark License Agreement

Travelers and TIC entered into a Trademark License Agreement dated as of August 19, 2002. Under this agreement, except for marks already in use by TIC, any new corporate or trade name adopted by TIC and its affiliates must contain the term “Travelers Life & Annuity.” In addition, any trademark, service mark, domain name, or other source indicator adopted by TIC and its affiliates must meet the criteria set forth in certain trademark guidelines. TIC must cease use of Travelers marks within 2 years after certain events, including Citigroup ceasing to control TIC.

Transition Services Agreement

Travelers and Citigroup entered into a transition services agreement dated August 19, 2002 for the provision of certain systems, corporate, administrative and other shared services and facilities sharing after the Citigroup Distribution. The term for the provision of each service is one year, except for data processing services and related support, which is two years; services related to the accident department of TIC operated for the benefit of Travelers, which is two years; and payroll and human resources services, which is two years plus the remaining portion of the second calendar year. Except for payroll and human resources services, each service is subject to an extension for another one-year term upon advance notice from the receiving party. The cost for the provision of each transition service reflects payment terms consistent with the cost allocation before the Citigroup Distribution.

Investment Advisory

Travelers entered into an Investment Management and Administrative Services Agreement dated as of August 6, 2002 (the “IMA”) with Citigroup Alternative Investments LLC (“CAI”), a Citigroup affiliate. Under the IMA, CAI provided investment advisory and administrative services with respect to Travelers investment portfolio at fees determined under the agreement, including a component based on investment performance. Charges incurred and accrued related to this agreement were approximately $49 million for 2004, which included approximately $34.2 million of accrued investment performance fees resulting primarily from investment gains of a private equity investment partnership. The initial term of this agreement expired on March 31, 2004, and on that date, Travelers and CAI entered into an agreement limiting CAI’s investment advisory services to selected assets, terminating the provisions of the agreement relating to administrative services, and extending the term of the agreement to June 30, 2004. In addition, Travelers and Trumbull Street Investments LLC, another Citigroup affiliate, entered into a Transition Services Agreement and an Administrative Services Agreement in order to effect an orderly transition of investment-related accounting and administrative services to the Company following the Merger. These agreements have stated terms that expired on December 31, 2004 but were extended through March 31, 2005. Compensation during 2004 was $1 million per month for administrative services plus time and materials for transition services and is a total of $2 million for January through March 2005. For 2004, the incurred and accrued expenses to Trumbull were approximately $9.1 million.

Tax Allocation Agreement

Travelers and Citigroup are parties to a tax allocation agreement, which generally provides for the allocation of income tax liabilities between Travelers and Citigroup and certain other matters during the periods for which Travelers is included in Citigroup’s consolidated tax return. Under the tax allocation agreement, Travelers will indemnify Citigroup for tax liabilities that are allocated to Travelers.

Brokerage and Investment Banking

In the ordinary course of business, the Company purchases and sells securities through Citigroup’s broker-dealers. These transactions are conducted on an arm’s-length basis. Commissions are not paid for the purchase and sale of debt securities. In addition, Salomon Smith Barney Inc., an affiliate of Citigroup (“SSB”), had performed investment banking and advisory services for Travelers prior to the Merger. In 2003, Citigroup Global Markets, Inc. served as a financial advisor to Travelers in connection with the Merger and received financial advisory fees of $4.0 million, some of which was paid in 2004. SSB is also providing other investment banking services.

Credit Facilities

Effective April 17, 2003, Travelers entered into the following line of credit agreements with Citibank, a subsidiary of Citigroup: (i) a $250 million 45-month revolving line of credit (the “45-Month Line of Credit”), and (ii) a $250 million 364-day revolving line of credit (the “364-Day Line of Credit” and, together with the 45-Month Line of Credit, the “Lines of Credit”). Borrowings under the Lines of Credit may be made, at Travelers option, at a variable interest rate equal to either the lender’s base rate plus an applicable margin or at LIBOR plus an applicable margin. Each Line of Credit includes a commitment fee and, for any date on which advances exceed 50% of the total commitment, a utilization fee. The applicable margin and the rates on which the commitment fee and the utilization fee are based vary depending upon Travelers long-term senior unsecured non-credit-enhanced debt ratings. There were no amounts outstanding under the Lines of Credit at December 31, 2004. The 364-Day Line of Credit expired on April 16, 2004 and was not renewed.

Citibank is also the administrative agent on, and has a $35 million commitment under, the Company’s five-year $270 million line of credit that expires in June 2007. This line of credit agreement was amended and restated on June 11, 2004. Citigroup Global Markets Inc., a subsidiary of Citigroup, is also the lead arranger, and Citicorp USA, Inc. is the administrative agent on, and has a $60 million commitment under, the Company’s $480 million 364-day line of credit, which expires on June 10, 2005.

The following graph shows a five-year comparison of the cumulative total return for the Company’s common stock and the common stock of companies included in the S&P 500 Index and the S&P Property-Casualty Index, which the Company believes is the most appropriate comparative index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE ST. PAUL TRAVELERS COMPANIES, INC.
S&P 500 INDEX AND S&P PROPERTY-CASUALTY INDEX

Assumes $100 invested on December 31, 1999.

Companies in the S&P Property-Casualty Index as of December 31, 2004 were the following: The St. Paul Travelers Companies, Inc., ACE Ltd., AMBAC Financial Group, Inc., Safeco Corporation, The Chubb Corporation, Cincinnati Financial Corporation, Progressive Corporation, Allstate Corporation, MBIA, Inc. and XL Capital, Ltd.

Returns of each of the companies included in this index have been weighted according to their respective market capitalizations.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of 5% or More Shareholders

Based on Schedules 13G filed with the SEC and/or information available to the Company, the only shareholders known to the Company to beneficially own as much as 5% of any class of the Company’s capital stock are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock		Percent of Class of Company Stock
Citigroup Inc. 399 Park Avenue New York, NY 10043	56,042,539	(1)	8.4	%(1)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	39,074,280	(2)	5.8	%(2)
Dodge & Cox 555 California Street San Francisco, CA 94104	37,410,719	(3)	5.6	%(3)
Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	551,329	(4)	100	(4)

(1)                 Beneficial ownership of common stock as of December 31, 2004 includes 43,572,629 shares (or approximately 6.5%) held by Citigroup for its own account and 12,469,910 shares (or approximately 1.9%) held in a fiduciary or other capacity on behalf of customers of Citigroup.

(2)                 Capital Research and Management Company’s Schedule 13G reported beneficial ownership of common stock as of December 31, 2004 in its capacity as an investment adviser to various registered investment companies. Of the shares reported as beneficially owned, 1,033,080 shares may be acquired upon the conversion of 600,000 units of the Company’s 9% Convertible Preferred Units Series B, and 234,000 shares may be acquired upon the conversion of Travelers 4.5% Convertible Junior Subordinated Debentures.

(3)                 Dodge & Cox’s Schedule 13G reported beneficial ownership of common stock as of December 31, 2004 on behalf of its clients which may include registered investment companies, employee benefit plans, pension funds, endowment funds or other institutional clients.

(4)                 As trustee under The St. Paul Travelers Companies, Inc. Stock Ownership Plan, Fidelity Management Trust Company held 100% of the 551,329 outstanding shares of Series B convertible preferred stock as of  February 28, 2005. Each share of Series B convertible preferred stock is convertible into eight shares of common stock.

Stock Ownership of Directors and Executive Officers

The following table shows as of February 28, 2005 the beneficial ownership of capital stock of the Company by each director of the Company, each of the Named Executives and all directors, Named Executives and other executive officers of the Company as a group.

Name	Position	Common Stock Beneficially Owned Excluding Options(1)	Stock Options Exercisable Within 60 Days of February 28, 2005		Common Stock Including Options Exercisable Within 60 Days of February 28, 2005	Series B Convertible Preferred Stock(2)
J.S. Fishman	Chief Executive Officer and President	239,327	2,237,245		2,476,572	117
R.I. Lipp	Chairman	422,853	1,874,162		2,297,015	0
T.M. Miller	Co-Chief Operating Officer	58,621	378,479		437,100	308
J.S. Benet	Executive Vice Pesident & Chief Financial Officer	70,524	107,264		177,788	0
W.H Heyman	Executive Vice Pesident & Chief Investment Officer	55,647	325,000		380,647	115
H.P. Berkowitz	Director	10,783	5,060	(3)	15,843	0
K.J. Bialkin	Director	62,327	1,734		64,061	0
C.H. Byrd	Director	5,552	18,000		23,552	0
J.H. Dasburg	Director	84,490	43,000		127,490	0
L.B. Disharoon	Director	19,686	1,734		21,420	0
J.M. Dolan	Director	3,743	18,000		21,743	0
K.M. Duberstein	Director	24,039	37,692		61,731	0
L.G. Graev	Director	8,816	12,000		20,816	0
M.D. Hartzband	Director	7,056	1,734		8,790	0
T.R. Hodgson	Director	22,702	39,000		61,702	0
W.H. Kling	Director	56,995	43,000		99,995	0
J.A. Lawrence	Director	5,934	6,000		11,934	0
B. McGarvie	Director	2,335	433		2,768	0
G.D. Nelson, M.D.	Director	129,300	43,000		172,300	0
C. Otis, Jr.	Director	7,056	1,734		8,790	0
J.M. Peek	Director	11,013	1,734		12,747	0
N.A. Roseman	Director	3,454	1,734		5,188	0
C.W. Scharf	Director	8,491	1,734		10,225	0
G.M. Sprenger	Director	27,548	43,000		70,548	0
F.J. Tasco	Director	9,793	1,734		11,527	0
L.J. Thomsen	Director	7,097	1,734		8,831	0
All Directors and Executive Officers as a group (38 persons)		1,789,229	7,388,266		9,177,495	2,643

As of February 28, 2005, (i) no director, Named Executive or executive officer beneficially owned as much as 1% of the common stock or the Series B convertible preferred stock of the Company; and (ii) the directors, Named Executives and executive officers of the Company as a group beneficially owned approximately 1.3% of the common stock of the Company.

(1)                 Under the St. Paul Stock Ownership Plan, equivalent shares of Company common stock have been allocated to the Stock Ownership Plan accounts of certain legacy St. Paul executive officers. In addition, equivalent shares of Company common stock have been allocated under the Travelers 401(k) plan to the accounts of certain legacy Travelers executive officers. Employees (including executive officers) enrolled in either the St. Paul or Travelers plans have sole voting power over, and may dispose of, shares allocated to their accounts. These shares are included in the totals shown for each individual and the group of all directors, Named Executives and other executive officers.

(2)                 Under the St. Paul Stock Ownership Plan, Series B convertible preferred shares have been allocated to the Preferred Stock Fund accounts of certain executive officers. Each share of Series B preferred stock is convertible into and votes as if it were eight shares of the Company’s common stock. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their accounts, except that a participant may elect to diversify a portion of his/her Preferred Stock Fund account into other investment options.

(3)                 Includes 3,326 shares that may be acquired upon the conversion of Travelers 4.5% convertible junior subordinated debentures into shares of Company common stock.

Some of the shares shown in the preceding table are considered as beneficially owned under SEC rules, including shares (i) for which receipt has been deferred under the directors’ compensation plans described in footnote (1) to the following table,  (ii) held in trusts, (iii) owned by a family member, (iv) of restricted stock for which the executive officer has direct or indirect voting power but that are subject to forfeiture and restrictions on disposition and (v) underlying stock options that may be exercised within sixty days after February 28, 2005.

The following table shows the nature of certain forms of the beneficial ownership of the shares reported in the preceding table as being beneficially owned as of February 28, 2005, except for stock options, which are separately reported in the preceding table.

Director/Officer	Deferred(1)	Held in trusts	Owned by family member	Restricted stock subject to forfeiture and restrictions on disposition(2)
J.S. Fishman	0	0	0	69,679
R.I. Lipp	0	376,042	0	46,707
T.M. Miller	0	0	0	41,754
J.S. Benet	0	0	0	51,890
W.H. Heyman	0	0	0	27,267
H.P. Berkowitz	6,623	0	0	0
K.J. Bialkin	6,472	0	386	0
C.H. Byrd	5,552	0	0	0
J.H. Dasburg	32,109	0	0	0
L.B. Disharoon	8,880	0	478	0
J.M. Dolan	3,633	0	0	0
K.M. Duberstein	19,713	0	0	0
L.G. Graev	3,866	0	0	0
M.D. Hartzband	6,623	0	0	0
T.R. Hodgson	16,866	0	0	0
W.H. Kling	46,970	0	0	0
J.A. Lawrence	4,334	0	0	0
B. McGarvie	2,370	0	0	0
G.D. Nelson, M.D.	39,043	89,056	0	0
C. Otis, Jr.	6,623	0	0	0
J.M. Peek	6,623	0	0	0
N.A. Roseman	1,742	0	0	0
C.W. Scharf	5,588	0	0	0
G.M. Sprenger	24,310	0	0	0
F.J. Tasco	9,004	0	0	0
L.J. Thomsen	5,588	0	432	0
All Directors and Executive Officers as a group (38 persons)	262,533	465,954	5,671	468,377

(1)                 Each of the Company’s non-employee directors have deferred shares of Company common stock, which are common stock equivalents that have been awarded pursuant to the legacy St. Paul and Travelers directors’ deferred compensation plans described below. In addition, after the Merger, the Company adopted  the St. Paul Travelers  Deferred Compensation Plan for Non-Employee Directors (the “2004 Directors Deferred Compensation Plan”) pursuant to which non-employee directors may elect to defer all or a portion of their cash compensation. The number of deferred shares reported in the table above for each director is the aggregate number of deferred shares of common stock  held in the 2004 Directors Deferred Compensation Plan and the legacy St. Paul and Travelers directors plans for that director.

                           Under the legacy St. Paul Directors’ Deferred Compensation Plan, participating non-employee directors were eligible to defer directors’ fees to, among others, a St. Paul common stock equivalent account. Directors electing common stock equivalents had their deferred accounts credited with the number of St. Paul common shares which could have been purchased with the fees on the date they were deferred. This is a “phantom” arrangement, and no common shares are actually purchased or held for any director’s account. However, dividends on phantom shares are credited to participating directors’ accounts, and the value of a participating director’s common stock account fluctuates with changes in the market value of the Company’s common stock.

                           Under the legacy St. Paul Directors’ Deferred Stock Plan, non-employee directors received an annual credit of $25,000 that was deemed invested, on the business day immediately following the annual meeting of shareholders, in St. Paul common stock based on the closing price of common stock on the date credited. In addition, all current non-employee directors who were serving as St. Paul directors on February 5, 2001 elected to transfer the value of their benefits under the St. Paul Directors’ Retirement Plan to the Deferred Stock Plan, effective May 1, 2001. Dividends on the accumulated deferred shares are deemed reinvested in additional shares. This is a “phantom” arrangement, and no common shares are actually held for any director’s account. Upon a director’s cessation of service, the accumulated shares in that director’s account will be distributed in the form of shares of the Company’s common stock.

                           Under the legacy Travelers Non-Employee Directors Compensation Plan, shares of unissued common stock were granted to those legacy Travelers directors who desired to defer cash compensation of directors fees. Receipt of the shares was deferred and credited to an account that the Company maintains for each person who was a non-employee director of Travelers prior to the Merger. In connection with the Merger, deferred Travelers shares were converted into deferred, unissued shares of Company common stock. These deferred shares will remain in the Travelers Non-Employee Directors Compensation Plan,  and additional shares will accrue to reflect dividend reinvestments. Shares will be distributed in accordance with each director’s election to receive actual shares in the future.

(2)                 Represents shares of restricted common stock granted under the Company’s stock incentive plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and beneficial owners with more than 10% of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of copies of such reports and written representations from the Company’s executive officers and directors, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2004, except as follows:

On January 21, 2004, Mr. Bessette surrendered 1,186 shares of St. Paul common stock to satisfy the tax withholding obligations related to the lapse of restrictions on previously issued restricted stock. The transaction was reported to the SEC on a Form 4 dated January 28, 2004. On April 13, 2004, Mr. Fishman sold 1,290 shares of Company common stock. The transaction, which was reported to the SEC on a Form 4 dated April 28, 2004, was effected without the authorization or knowledge of Mr. Fishman in an account over which an asset manager had discretion. On September 1, 2004, Mr. Lawrence sold 1,600 shares of Company common stock. This transaction was inadvertently made by a broker who had control over Mr. Lawrence’s accounts for which the broker was not delegated any discretion. When the broker realized that the sale had been made, the broker then repurchased 1,600 shares of Company common stock on September 7, 2004. Both transactions, which were reported to the SEC on a Form 4 dated September 9, 2004, were effected without the authorization or knowledge of Mr. Lawrence in an account over which a broker was not delegated any discretion. Upon discovery of the transactions, Mr. Lawrence alerted the Company and disgorged the full amount of short swing profit, $304.00, calculated in accordance with Section 16 of the Exchange Act. On December 31, 2003, Mr. Kling received $261,959, which had been represented by 6,607 “phantom” shares of the Company’s common stock under the legacy St. Paul Directors Deferred Compensation Plan pursuant to distribution elections he had made in prior years. The “disposition” of those “phantom” shares was not reported until January 28, 2004. Similarly, on January 3, 2005, Mr. Sprenger received $5,087, which had been represented by 137 “phantom” shares of the Company’s common stock under the legacy St. Paul Directors Deferred Compensation Plan pursuant to distribution elections he had made in prior years. The “disposition” of those “phantom” shares was not reported until February 3, 2005.

Shareholder Proposals for 2006 Annual Meeting

If any shareholder wishes to propose a matter for consideration at the Company’s 2006 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to the Company’s Corporate Secretary, 385 Washington Street, St. Paul, Minnesota 55102. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in the Company’s 2006 Annual Meeting Proxy Statement and form of proxy to be mailed in March 2006, a proposal must be received by the Company’s Corporate Secretary on or before November 28, 2005.

The Company’s bylaws require advance notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. Generally, notice to the Company’s Corporate Secretary must be given not less than 60 days prior to the date of the annual meeting, provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws have certain other related requirements. You may obtain a copy of the bylaws from the Company’s Corporate Secretary.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. You may also call (800) 542-1061, or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting St. Paul Travelers Shareholders Relations Department, One Tower Square, 6PB, Hartford, Connecticut 06183, (860) 277-0779.

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

Bruce A. Backberg Corporate Secretary By Authority of the Board of Directors	St. Paul, Minnesota March 28, 2005

The Company makes available, free of charge on its website, all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.stpaultravelers.com) and click on “SEC Filings” under the “Investors” heading. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Bruce A. Backberg Corporate Secretary The St. Paul Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102

385 WASHINGTON STREET

ST. PAUL, MN 55102-1396

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to The St. Paul Travelers Companies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Employees voting shares held under employee plans must do so by 11:59 P.M. Eastern Time on April 29, 2005.

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY CARD.

THANK YOU FOR YOUR PROXY SUBMISSION.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
						STPLT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. PAUL TRAVELERS COMPANIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR EACH OF THE PROPOSALS.
				For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All E xcept” and write the
1.	Proposal to elect thirteen directors to a one-year term.			All	All	Except	nominee’s number on the line below.
	Nominees:	01)	John H. Dasburg
		02)	Leslie B. Disharoon
		03)	Janet M. Dolan	☐	☐	☐
		04)	Kenneth M. Duberstein
		05)	Jay S. Fishman
		06)	Lawrence G. Graev
		07)	Thomas R. Hodgson
		08)	Robert I. Lipp
		09)	Blythe J. McGarvie
		10)	Glen D. Nelson, MD
		11)	Clarence Otis, Jr.
		12)	Charles W. Scharf
		13)	Laurie J. Thomsen
							For	Against	Abstain
2.	Proposal to ratify the selection of KPMG LLP as St. Paul Travelers’ independent registered public accounting firm for 2005.						☐	☐	☐

IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.

NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such.

For comments please check this box and write them on the back where indicated.					☐

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

ADMISSION TICKET

2005 Annual Meeting of Shareholders

May 3, 2005 at 10:00 a.m. (CDT) at

THE ST. PAUL TRAVELERS COMPANIES, INC.

Corporate Headquarters, 385 Washington Street, St. Paul, Minnesota 55102

You must present this admission ticket and a photo I.D. in order to gain admittance to the Annual Meeting. Admittance will be based upon available seating. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trustee, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those as may be employed by St. Paul Travelers to provide a record of the proceedings. The business of the meeting is set forth in the Notice of Annual Meeting of Shareholders. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Card in the envelope provided, or you may vote by telephone or Internet. If you are a record holder and wish to change your vote or if you have not voted by Proxy, a ballot will be distributed to you at the Annual Meeting. Time has been reserved at the end of the meeting for shareholder questions that relate to matters on the agenda for the Annual Meeting. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible to ask questions. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or company representative, and, if appropriate, St. Paul Travelers will respond promptly after the meeting. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedural issues that may arise.

THE ST. PAUL TRAVELERS COMPANIES, INC.

Proxy Solicited on behalf of the Board of Directors of The St. Paul Travelers Companies, Inc.

for the Annual Meeting of Shareholders, May 3, 2005

The undersigned hereby constitutes and appoints Jay S. Fishman, Kenneth F. Spence, III and Bruce A. Backberg, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of The St. Paul Travelers Companies, Inc. to be held at our corporate headquarters, 385 Washington Street, St. Paul, Minnesota, on May 3, 2005 at 10:00 a.m. (Central Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The St. Paul Travelers Companies, Inc. as the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction is made, this proxy will be voted FOR the election of the director nominees and FOR Proposal 2 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE

Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE